Exhibit 10.15

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RISKMETRICS GROUP, INC.,

RMG HOLDCO, INC.,

RMG MERGER SUB, INC.,

ISS MERGER SUB, INC.,

AND

INSTITUTIONAL SHAREHOLDER SERVICES HOLDINGS, INC.

Dated as of October 31, 2006

-i-

5.5	Subsidiaries.	30
5.6	Financial Statements.	30
5.7	Accounts Receivable; Accounts Payable.	32
5.8	Performance of Services; Deferred Revenues.	32
5.9	No Undisclosed Liabilities.	32
5.10	Absence of Certain Developments.	33
5.11	Taxes.	33
5.12	Real and Personal Property; Sufficiency of Assets.	34
5.13	Intellectual Property.	35
5.14	Material Contracts.	35
5.15	Customers, Distributors and Suppliers.	37
5.16	Employee Benefits Plans.	38
5.17	Labor; Employees.	40
5.18	Legal Proceedings.	42
5.19	Compliance with Laws; Permits.	43
5.20	Environmental Matters.	43
5.21	Financial Advisors.	43
5.22	Insurance.	43
5.23	Transactions with Affiliates.	44
5.24	Tax Treatment.	45
5.25	Approval; Takeover Statutes.	45
5.26	Registered Investment Advisor.	45
5.27	Disclosure Statement; Information Supplied.	45
5.28	Absence of Certain Payments.	46
5.29	Books and Records	46
5.30	Deposit Accounts.	46
5.31	Business Process Reengineering Initiative.	46
5.32	Indebtedness; Transaction Expenses; Other Expenses.	46
5.33	Condition of the Business.	47
5.34	No Other Representations or Warranties.	48

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF RMG		48

6.1	Organization and Good Standing of the RMG Parties.	48

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6.2	Authorization of Agreement.	48
6.3	Conflicts; Consents of Third Parties.	49
6.4	Investment Intention.	50
6.5	Financial Advisors.	50
6.6	Financial Ability to Perform the Agreement.	50
6.7	Tax Treatment.	50
6.8	Disclosure Statement; Information Supplied.	50
6.9	Capitalization.	51
6.10	Financial Statements.	52
6.11	Legal Proceedings.	52
6.12	Ownership; No Prior Activities.	52
6.13	Condition of the Business.	53
6.14	No Other Representations or Warranties.	53

ARTICLE VII - COVENANTS		54

7.1	Disclosure Statement.	54
7.2	Access to Information.	55
7.3	Conduct of Business Pending the Closing.	56
7.4	Indebtedness.	60
7.5	Transaction Expenses.	61
7.6	Consents.	61
7.7	Regulatory Approvals.	61
7.8	Further Assurances.	62
7.9	Confidentiality.	63
7.10	Indemnification, Exculpation and Insurance.	63
7.11	Publicity.	65
7.12	Negotiations.	65
7.13	Stockholder Approvals.	65
7.14	Debt Financing.	66
7.15	Holding Company Option Plan.	66
7.16	Company Options.	66
7.17	Labor; Employees.	67
7.18	Notification of Developments.	67

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7.19	Series A Dividends.	67
7.20	Tax Matters.	67
7.21	Commitment Regarding Company Options.	68
7.22	Capital Stock of Holding Company.	68
7.23	2006 Annual Incentive Compensation Plan.	69
7.24	280G Matters.	69

ARTICLE VIII - CONDITIONS TO CLOSING		69

8.1	Conditions Precedent to Obligations of RMG.	69
8.2	Conditions Precedent to Obligations of the Company.	70
8.3	Frustration of Closing Conditions.	71

ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES		71

9.1	Survival Past Closing.	71
9.2	Sole Remedy.	71
9.3	No Reliance On or Recourse Against the Company.	71

ARTICLE X - MISCELLANEOUS		72

10.1	Payment of Sales, Use or Similar Taxes.	72
10.2	Expenses.	72
10.3	Submission to Jurisdiction; Consent to Service of Process.	72
10.4	Entire Agreement; Amendments and Waivers.	73
10.5	Governing Law.	73
10.6	Notices.	73
10.7	Severability.	74
10.8	Binding Effect; Assignment; Third Party Beneficiaries.	74
10.9	Counterparts.	75
10.10	Waiver of Jury Trial.	75
10.11	Specific Performance.	75

-iv-

EXHIBITS

Exhibit A — Form of ISS Written Consent

Exhibit B — Form of RMG Written Consent

Exhibit 3.2(f)(ii) — Form of Stock Form of Election

Exhibit 3.2(f)(ii)(1) — Existing RMG Stockholders Agreements

Exhibit 3.2(h)(ii) — Form of Option Form of Election

Exhibit 3.3(a) — Letter of Transmittal

Exhibit 6.6 — Debt Commitment Letter

Exhibit 8.1(f) — Matters to be Addressed by Opinion of Willkie Farr & Gallagher LLP
Exhibit 8.2(e) — Matters to be Addressed by Opinion of Kramer Levin Naftalis & Frankel LLP

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2006, is by and among RiskMetrics Group, Inc., a Delaware corporation (“RMG”), RMG Holdco, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of RMG (“Holding Company”), RMG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holding Company (“RMG Merger Sub”), ISS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holding Company (“ISS Merger Sub” and, together with RMG Merger Sub, the “Merger Subs” and, each, a “Merger Sub”), and Institutional Shareholder Services Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, RMG and the Company desire to effect a business combination between RMG and the Company upon the terms and subject to the conditions of this Agreement as follows:  Holding Company will acquire all of the capital stock of each of RMG and the Company by means of the merger of RMG Merger Sub with and into RMG, with RMG continuing as the surviving corporation (the “RMG Merger”), and the merger of ISS Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “ISS Merger” and, together with the RMG Merger, the “Mergers” and, each, a “Merger”);

WHEREAS, the Company is a Delaware corporation having authorized capital stock consisting of:  (i) 55,000 shares of common stock, par value $0.01 per share (the “Company Common Stock” or the “Company Common Shares”); and (ii) 35,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 35,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock” or the “Series A Shares”) and together with the Company Common Stock, the “Company Stock”);

WHEREAS, (i) RMG owns all of the issued and outstanding shares of the common stock, par value $0.01 per share, of Holding Company (“Holding Company Common Stock” or “Holding Company Shares”), (ii) Holding Company owns all of the issued and outstanding shares of the common stock, par value $0.01 per share, of RMG Merger Sub (“RMG Merger Sub Common Stock”) and all of the issued and outstanding shares of the common stock, par value $0.01 per share, of ISS Merger Sub (“ISS Merger Sub Common Stock”), and (iii) RMG has organized Holding Company and Holding Company has organized RMG Merger Sub and ISS Merger Sub for the purpose of effecting the transactions contemplated hereby; and

WHEREAS, (i) the respective boards of directors of the Company and each of the RMG Parties (as defined herein) have approved and declared advisable this Agreement, upon the terms and subject to the conditions set forth in this Agreement, (ii) the board of directors of the Company has directed that this Agreement be submitted to the Stockholders for adoption, (iii) the holders of a majority of the issued and outstanding Company Common Shares (voting on an as-converted basis assuming the conversion of all outstanding Preferred Stock) and a majority of the issued and outstanding Series A Shares, voting as a separate class, and in each case entitled to vote upon this Agreement and the transactions contemplated hereby (including the ISS Merger), in accordance with the terms of the Certificate of Incorporation (as hereinafter defined) and the DGCL (as hereinafter defined) will, promptly following the execution of this Agreement on the date hereof, execute and deliver a written consent, substantially in the form attached hereto as Exhibit A (the “ISS Written Consent”), pursuant to which such Stockholders shall approve the ISS Merger and adopt this Agreement, (iv) the board of directors of RMG has directed that this Agreement be submitted to the holders of the common stock, par value $0.01 per share, of RMG (“RMG Common Stock”) for adoption, (v) the holders of a majority of the issued and outstanding shares of RMG Common Stock entitled to vote upon this Agreement and the transactions contemplated hereby, in accordance with the terms of the certificate of incorporation of RMG and the DGCL, will, promptly following the execution of this Agreement on the date hereof, execute and deliver a written consent, substantially in the form attached hereto as Exhibit B (the “RMG Written Consent”), pursuant to which such stockholders shall approve the Mergers and adopt this Agreement, and (vi) Holding Company, as the sole stockholder of each of ISS Merger Sub and RMG Merger Sub, has approved the ISS Merger and the RMG Merger, respectively, and has adopted this Agreement;

WHEREAS, the parties intend that for all Tax (as defined below) purposes, (i) the RMG Merger qualify as a reorganization under the provisions of Section 368(a) of the Code and/or, when taken together with the ISS Merger, as an exchange under the provisions of Section 351 the Code and (ii) the ISS Merger, when taken together with the RMG Merger, qualify as an exchange under the provisions of Section 351 the Code; and

WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, John Connolly, the President of the Company, is entering into a letter agreement setting forth certain obligations in respect of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accredited Investor” shall mean each Stockholder who is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act , or is otherwise excluded from the calculation of the number of purchasers under Rule 501(e)(1) under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day of the year other than a Saturday, Sunday or other day on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“By-laws” means the By-laws of the Company, as amended and in effect on the date hereof and as may be further amended and in effect immediately prior to the Effective Time.

“Capitalized Lease” means any lease of any property with respect to which the lessee is required to account for such property or asset as a capital lease on the balance sheet of such lessee, in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person under Capitalized Leases and, for purposes hereof, the amount of any such obligation is the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Designation” means the Certificate of Designation of the Company, filed with the Secretary of State of the State of Delaware on July 11, 2002, as amended and in effect on the date hereof and as may be further amended and in effect immediately prior to the Effective Time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 11, 2002, as amended and in effect on the date hereof and as may be further amended and in effect immediately prior to the Effective Time.

“Clayton Act” shall mean the Clayton Antitrust Act of 1914, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock Price Per Share” means, with respect to each issued and outstanding Company Common Share, an amount equal to TEN THOUSAND TWO HUNDRED NINETY FIVE DOLLARS AND NO CENTS ($10,295.00).

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to RMG in connection with this Agreement.

“Company Equity Incentive Plan” means the Institutional Shareholder Services Holdings, Inc. Equity Incentive Plan, as amended to date.

“Company Options” means options exercisable for shares of Company Common Stock as of the Closing Date.

“Company Organizational Documents” means the Company’s Certificate of Incorporation, Certificate of Designation and By-laws.

“Contract” means any contract, understanding, indenture, note, bond, lease, license, commitment, instrument, agreement, mortgage, option, warranty, purchase order, franchise,

insurance policy, benefit plan or other legally binding commitment or undertaking of any kind or nature, whether written or oral.

“Damages” means, collectively, all claims, liabilities, losses, damages, awards, judgments, fines, penalties, assessments, costs (including amounts paid in settlement or compromise) and expenses (including, without limitation, interest, penalties and reasonable fees and expenses of legal counsel).

“DGCL” means the General Corporation Law of the State of Delaware.

“DOL” means the U.S. Department of Labor.

“Election Date” means December 11, 2006.

“Election Period” means the period from the Delivery Date until and including the Election Date.

“Environmental Law” means any Law or other legal requirement currently in effect relating to the protection of the environment or natural resources, or discharges of Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide and Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) as each has been or may be amended and the regulations promulgated pursuant thereto.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“FTCA” shall mean the Federal Trade Commission Act of 1914, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the relevant date.

“Governmental Body” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local, foreign, or supranational, or any department, commission, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as

“hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Holding Company Options” means options exercisable for shares of Holding Company Common Stock.

“Holding Company Per Share Value” means $38.23, the per share value of the Holding Company Shares.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person (without duplication): (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property and assets or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not past due for more than ninety (90) days after the date on which each such trade payable or account payable was created); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person, even though the rights and remedies of the seller or the purchasers under such agreement in the event of default are limited to repossession or sale of such property or assets; (e) all Capitalized Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person under acceptance, standby letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity securities in such Person or in any other Person; (h) all obligations of such Person in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, take-or-pay agreements or other similar arrangements; (i) all contingent obligations; and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include (1) all obligations of the types described in clauses (a) through (j) above of any partnership in which such Person is a general partner and (2) all obligations of the types described in clauses (a) through (j) above of such Person to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP in effect at any date of determination.

“Intellectual Property” means all worldwide intellectual property rights, including, without limitation (i) registered patents, patent applications and statutory invention registrations, (ii) registered and applications for trademarks and service marks, including all goodwill associated therewith, (iii) registered and applications for copyrights, and (iv) trade secrets.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(a)(1), in each case after reasonable due inquiry.

“knowledge” means, with respect to any Person other than the Company, the actual knowledge of such Person, any Person controlling such Person or any of their respective officers or directors.

“Law” means any law, statute, code, ordinance, rule, act, treaty, concession or regulation of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, arbitration, mediation, claim, complaint, criminal prosecution, charge, examination or investigation, audit, demand, compliance review, inspection, hearing other or proceeding (public or private) by or before a Governmental Body.

“Lien” means, with respect to a Person, any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, hypothecation or other encumbrance of any kind (including, without limitation, any agreement to give any of the foregoing), or any sale of accounts receivable or chattel paper, or any assignment, deposit arrangement or lease intended as, or having the effect of, security, or any other interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or upon or with respect to any property or asset of such Person.

“Material Adverse Effect” means any change, event, circumstance or effect that has had, or would reasonably be expected to have, a material adverse impact on the business, assets or liabilities, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole), either individually or when aggregated with other such effects, other than a change, event, circumstance or effect to the extent resulting from one or more of the following:  (i) any change in the United States or foreign economies or securities or financial markets in general, to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries (taken as a whole) as compared to other similarly situated companies in similar industries; (ii) any change that generally affects any industry in which the Company or any of its Subsidiaries operates, to the extent that such change does not have a materially disproportionate impact on the Company and its Subsidiaries (taken as a whole) as compared to other similarly situated companies in such industry; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the performance by the Company or any of its Subsidiaries or Affiliates of the Company’s obligations under this Agreement; (v) any change in applicable Laws or accounting rules; (vi) the announcement of this Agreement, including any impact thereof on relationships with customers, suppliers or employees; (vii) any failure by the Company, in and of itself, to meet any projections or forecasts; (viii) any act or omission by the Company or any of its Subsidiaries taken with the prior written consent of RMG or at the express written direction of

RMG; or (ix) compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Maximum Option Number” means: (a) in the case of any holder of Company Options who is currently an Employee and listed on Schedule 1.1(a)(2)(A) (which Schedule sets forth each current Employee who has the title of “executive vice president” or higher), (i) 75% of such holder’s aggregate outstanding shares of Preferred Stock (on an as-converted basis), Company Common Shares and the number of Company Common Shares issuable upon exercise in full of all vested Company Options minus (ii) such holder’s aggregate number of shares of Preferred Stock (on an as-converted basis) and Company Common Shares for which such holder will receive merger consideration in cash; and (b) in the case of any holder of Company Options who is an Employee listed on Schedule 1.1(a)(2)(B) (which Schedule sets forth each current Employee who has the title of “senior vice president” or lower), (i) 85% of such holder’s aggregate outstanding shares of Preferred Stock (on an as-converted basis), Company Common Shares and the number of Company Common Shares issuable upon exercise in full of all vested Company Options minus (ii) such holder’s aggregate number of shares of Preferred Stock (on an as-converted basis) and Company Common Shares for which such holder will receive merger consideration in cash.

For purposes of the definition of “Maximum Option Number” (and Article III) only, the term “Employee” shall be deemed to exclude members of the Board of Directors of the Company.

“Non-Accredited Investor” means each Stockholder who is not an Accredited Investor.

“Order” means any order, consent, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practice.

“Other Expenses” means (i) any of the obligations and/or payments set forth on Schedule 1.1(a)(3) and/or (ii) any amount to be paid or payment obligations incurred by or on behalf of the Company or any of its Subsidiaries at or prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, including all retention, “stay-around” and similar payments, “single-trigger” (but not “double trigger”) change of control or severance payments and related Tax obligations, in each case under this clause (ii) payable as a result of the consummation of the transactions contemplated hereby, each of which is also set forth on Schedule 1.1(a)(3), excluding all Transaction Expenses, any amounts payable under the Debt Commitment Letters or the definitive agreements relating to the Debt Financing and any amounts that may become payable as a result of any action taken by Holding Company, the ISS Surviving Corporation or their respective Subsidiaries after the Closing to terminate an Employee under an arrangement disclosed in the Schedules hereto.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permits” means any approvals, authorizations, consents, licenses, permits, grants, franchises, easements, variances, exceptions, Orders or certificates of a Governmental Body that are necessary for the Company and its Subsidiaries to own, lease and/or operate their properties  or to conduct the business of the Company and its Subsidiaries (taken as a whole) as it is now being conducted.

“Permitted Exceptions” means (i) Liens for current Taxes, assessments or other governmental charges not yet due and payable as to which appropriate reserves have been established on the Interim Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith, in each case as to which appropriate reserves have been established on the Interim Balance Sheet; (iii) zoning, entitlement and other similar land use regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; (v) Liens that will be released prior to or as of the Closing, and (vi) Liens arising under this Agreement.

“Person” means any individual, corporation, partnership (general or limited), firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“RMG Common Stock” means the common stock, par value $0.01 per share, of RMG.

“RMG Disclosure Schedule” means the disclosure schedule delivered by RMG to the Company in connection with this Agreement.

“RMG Parties” means RMG, Holding Company, ISS Merger Sub and RMG Merger Sub.

“Series A Dividends Per Share” means the amount of accrued but unpaid dividends per each Series A Share immediately prior to the Effective Time.

“Series A Price Per Share” means, with respect to each issued and outstanding Series A Share, an amount equal to TEN THOUSAND TWO HUNDRED NINETY FIVE DOLLARS AND NO CENTS ($10,295.00).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890, as amended.

“Stock Certificate” means a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Preferred Stock, as the case may be, except for shares to be cancelled pursuant to Section 3.2(b).

“Stockholders” means the stockholders of the Company.

“Stock Plans” means the equity-based incentive plans of the Company set forth on Schedule 3.2(c)(iii) including, without limitation, the Company Equity Incentive Plan.

“Subsidiary” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Subsidiary Organizational Documents” means the certificate of incorporation, by-laws or equivalent documents, as the case may be, of each Subsidiary of the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and “Tax” shall mean any one of them.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Transaction Expenses” means all fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries for services rendered by counsel, actuaries, brokers, investment bankers, auditors and other professional advisors in connection with this Agreement or the transactions contemplated hereby.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Antitrust Division	7.7(a)
Antitrust Laws	7.7(b)
Audited Financial Statements	5.6
Balance Sheet	5.6
Balance Sheet Date	5.6
Benefit Plans	5.16(a)
BPR Initiative	5.31
Cash-Out Options	3.2(d)(ii)
Certificate(s) of Merger	2.2
Claim	7.10(b)
Closing	4.1

Closing Date	4.1
COBRA	5.16(b)
Common Stock Election	3.2(f)(i)
Company	Recitals
Company Common Shares	Recitals
Company Common Stock	Recitals
Company Documents	5.2
Company Stock	Recitals
Confidentiality Agreement	7.9
Delivery Date	7.1(a)
Disclosure Statement	7.1(a)
Dissenting Shares	3.2(e)
Dissenting Stockholders	3.2(e)
Effective Time	2.2
EGTRRA	5.16(c)
Employee	5.16(a)
ERISA	5.16(a)
ERISA Affiliate	5.16(a)
Existing Policy	7.10(c)
Financial Advisor	5.21
Financial Statements	5.6
Form of Election	3.2(h)(ii)
FTC	7.7(a)
H-1B Documentation	5.17(i)
Holding Company	Preamble
Holding Company Common Stock	Recitals
Holding Company Option Plan	7.14
Holding Company Shares	Recitals
I-9 Forms	5.17(h)
Indemnitee(s)	7.10(a)
Interim Balance Sheet	5.6
Interim Balance Sheet Date	5.6
ISS	5.26
ISS Certificate of Merger	2.2
ISS Merger	Recitals
ISS Merger Sub	Preamble
ISS Merger Sub Common Stock	Recitals
ISS Surviving Corporation	2.1(b)
ISS Written Consent	Recitals
Kramer Levin	7.20(a)
Letter of Transmittal	3.3(a)
Licensed Intellectual Property	5.13
Material Contract(s)	5.14(a)
Material Customers	5.15(a)
Material Vendors	5.15(b)

Maximum Holding Company Share Number	3.2(c)(iii)
Merger Sub(s)	Preamble
Merger(s)	Recitals
Minimum Holding Company Share Number	3.2(c)(iv)
Option Election	3.2(h)(i)
Option Form of Election	3.2(h)(ii)
Option Price Per Share	3.2(d)(ii)
Outside Date	4.2
Owned Intellectual Property	5.13
Preferred Stock	Recitals
Releases	9.3
Required Consents	5.14(a)(ii)
Required Merger Stockholder Vote	5.25(b)
Required RMG Approvals	6.3(c)
RMG	Preamble
RMG Audited Financial Statements	6.10(a)
RMG Balance Sheet	6.10(a)
RMG Balance Sheet Date	6.10(a)
RMG Certificate of Merger	2.2
RMG Common Stock	Recitals
RMG Documents	6.2
RMG Financial Statements	6.10(a)
RMG Interim Balance Sheet	6.10(a)
RMG Interim Balance Sheet Date	6.10(a)
RMG Merger	Recitals
RMG Merger Sub	Preamble
RMG Merger Sub Common Stock	Recitals
RMG Options	3.1(c)(ii)
RMG Surviving Corporation	2.1(a)
RMG Unaudited Financial Statements	6.10(a)
RMG Written Consent	Recitals
Roll-Over Options	3.2(d)(ii)
Securities Act	5.4(d)
Security Deposits	5.12(d)
Series A Election	3.2(g)(i)
Series A Preferred Stock	Recitals
Series A Shares	Recitals
Specified Proceedings	5.18(a)
Stock Form of Election	3.2(f)(ii)
Stockholder Documents	3.3(a)
Stockholders Agreement	3.2(f)(ii)
Unaudited Financial Statements	5.6

(c)           Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If any such period is measured in Business Days and the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  For purposes of convenience only, the Disclosure Schedules have been arranged in sections corresponding to the Sections of Article V and VI.  Any information set forth in or incorporated into any section of a Disclosure Schedule shall be deemed to be disclosed in any other section of a Disclosure Schedule to the extent that it is reasonably apparent that such information is relevant to such other section thereof.  The inclusion of any information in a Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in a Disclosure Schedule, that such information is required to be contained in a Disclosure Schedule or that such information is material to the Company, any of the Company’s Subsidiaries or RMG.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation and such item and underlying number is set forth on the Disclosure Schedule hereto, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

No Drafting Presumptions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II - THE MERGERS

2.1           The Mergers.

(a)           Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, RMG Merger Sub shall be merged with and into RMG at the Effective Time.  Following the time of the RMG Merger, the separate corporate existence of RMG Merger Sub shall cease, and RMG shall continue as the corporation surviving the RMG Merger (the “RMG Surviving Corporation”).

(b)           Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, ISS Merger Sub shall be merged with and into the Company at the Effective Time.  Following the time of the ISS Merger, the separate corporate existence of ISS Merger Sub shall cease, and the Company shall continue as the corporation surviving the ISS Merger (the “ISS Surviving Corporation”).

2.2           Effective Time of the Mergers.

Subject to the provisions of this Agreement, at the Closing, the Company and ISS Merger Sub shall file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate of merger (the “ISS Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL when and as so required, and RMG and RMG Merger Sub shall file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate of merger (the “RMG Certificate of Merger” and, together with the ISS Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL when and as so required.  Each of the RMG Merger and the ISS Merger shall become effective at such time as each of the RMG Certificate of Merger and the ISS Merger Certificate, respectively, is duly filed with the Secretary of State of the State of Delaware, or at such other time as RMG and the Company shall agree and shall specify in such Certificates of Merger (the date and time that both Mergers become effective being the “Effective Time”).

2.3           Effects of the Mergers.

The Mergers shall have the effects set forth in this Agreement and Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective

Time, all of the properties, rights, privileges, powers and franchises of the Company and ISS Merger Sub shall vest in the ISS Surviving Corporation, and all debts, liabilities and duties of the Company and ISS Merger Sub shall become the debts, liabilities and duties of the ISS Surviving Corporation, all as provided under the DGCL, and all of the properties, rights, privileges, powers and franchises of RMG and RMG Merger Sub shall vest in the RMG Surviving Corporation, and all debts, liabilities and duties of RMG and RMG Merger Sub shall become the debts, liabilities and duties of the RMG Surviving Corporation, all as provided under the DGCL.

2.4           Certificates of Incorporation and By-laws.

(a)           The Certificate of Incorporation of the Company shall be the certificate of incorporation of the ISS Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The Certificate of Incorporation of RMG shall be the certificate of incorporation of the RMG Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the ISS Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The By-laws of RMG, as in effect immediately prior to the Effective Time, shall be the By-laws of the RMG Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.5           Directors.

The directors of ISS Merger Sub immediately prior to the Effective Time shall be the initial directors of the ISS Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The directors of RMG Merger Sub immediately prior to the Effective Time shall be the initial directors of the RMG Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6           Officers.

The officers of ISS Merger Sub immediately prior to the Effective Time shall be the initial officers of the ISS Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of RMG immediately prior to the Effective Time shall be the initial officers of the RMG Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III - CONVERSION OF SHARES

3.1           Effect on Capital Stock; RMG Merger.

As of the Effective Time, by virtue of the RMG Merger and without any further action on the part of Holding Company, RMG or RMG Merger Sub, or any holder of shares of capital stock or other securities of any of them:

(a)           Capital Stock of RMG Merger Sub.  Each share of RMG Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of the common stock of the RMG Surviving Corporation.

(b)           Cancellation of Treasury Stock, Etc.  Each share of RMG Common Stock that is owned by RMG as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor.

(c)           Merger Consideration for RMG Common Stock; RMG Options.

(i)            RMG Common Stock.  Each share of RMG Common Stock (other than shares to be cancelled pursuant to Section 3.1(b) issued and outstanding at the Effective Time shall cease to be outstanding and shall be deemed to be converted into and exchanged for one share of Holding Company Common Stock, without the requirement for the surrender of any certificate previously representing any such shares of RMG Common Stock or issuance of new certificates representing Holding Company Common Stock, with each certificate representing shares of RMG Common Stock prior to the Effective Time being deemed to represent automatically an equivalent number of shares of Holding Company Common Stock.

(ii)           RMG Options.  At the Effective Time, each option or other Equity Right to purchase or receive shares of RMG Common Stock (“RMG Options”) granted by RMG which are outstanding at the Effective Time shall be converted into and exchanged for an option or other Equity Right to purchase or receive an equal number of shares of Holding Company Common Stock. All other terms and conditions of the RMG Options shall remain the same.

3.2           Effect on Capital Stock; ISS Merger.

As of the Effective Time, by virtue of the ISS Merger and without any further action on the part of Holding Company, the Company or ISS Merger Sub, or any holder of shares of capital stock or other securities of any of them:

(a)           Capital Stock of ISS Merger Sub.  Each share of ISS Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of the common stock of the ISS Surviving Corporation.

(b)           Cancellation of Treasury Stock, Etc.  Each share of Company Common Stock and Preferred Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor.

(c)           Merger Consideration for Company Stock.

The merger consideration payable to the Stockholders in connection with the ISS Merger is payable as follows:

(i)            Company Common Stock.  Subject to Section 3.2(c)(iv), each issued and outstanding share of Company Common Stock (other than shares to be cancelled pursuant to Section 3.2(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive an amount in cash equal to the Company Common Stock Price Per Share, without interest; provided, however, that, as contemplated by Section 3.2(f), each holder of Company Common Stock that is an Accredited Investor shall have the right, subject to Section 3.2(c)(iii), to elect to receive, for such share of Company Common Stock, a number of Holding Company Shares equal to the quotient of (A) the Company Common Stock Price Per Share divided by (B) the Holding Company Per Share Value.

(ii)           Series A Preferred Stock.  Subject to Section 3.2(c)(iv), each issued and outstanding share of Series A Preferred Stock (other than shares to be cancelled pursuant to Section 3.2(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive an amount in cash equal to the Series A Price Per Share, without interest; provided, however, that, as contemplated by Section 3.2(g), each holder of Series A Preferred Stock that is an Accredited Investor shall have the right, subject to Section 3.2(c)(iii), to elect to receive, for such share of Series A Stock, a number of Holding Company Shares equal to the quotient of (A) the Series A Price Per Share divided by (B) the Holding Company Per Share Value.

(iii)          Notwithstanding anything contained in this Agreement to the contrary, unless otherwise approved in writing by RMG in its sole discretion, the maximum number of Holding Company Shares that shall be issued to the Stockholders in the aggregate pursuant to this Section 3.2(c) shall not exceed, collectively, the quotient of:  (A) (1) 20%, multiplied by (2) the sum of (I) the Company Common Stock Price Per Share multiplied by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time and (II) the Series A Price Per Share multiplied by the number of Series A Shares issued and outstanding immediately prior to the Effective Time, divided by (B) the Holding Company Per Share Value (the “Maximum Holding Company Share Number”).  If the limitation in the foregoing sentence is triggered, the elections of all of the Stockholders electing to receive Holding Company Shares shall automatically be adjusted such that each such Stockholder shall receive its pro rata share of the Maximum Holding Company Share Number based upon the number of Holding Company Shares elected to be received as among all such Stockholders, and the balance of the merger consideration payable to each such Stockholder shall be in cash as provided in this Section 3.2(c).

(iv)          Notwithstanding anything contained in this Agreement to the contrary, the minimum number of Holding Company Shares that shall be issued to the Stockholders in the aggregate pursuant to this Section 3.2(c) shall not be less than, collectively, the quotient of:  (A)(1) 10%, multiplied by (2) the sum of (I) the Company Common Stock Price Per Share multiplied by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, (II) the Series A Price Per Share multiplied by the number of Series A Preferred Shares issued and outstanding immediately prior to the Effective Time (in case of the foregoing clauses (I) and (II), other than shares held by John Connolly), and (III) (x) the product of the number of outstanding and unexercised vested in-the-money

Company Options (other than those held by Employees, including John Connolly), multiplied by the Common Stock Price Per Share less (y) the aggregate exercise price attributable to all such Company Options, divided by (B) the Holding Company Per Share Value (the “Minimum Holding Company Share Number”).  If RMG has not received properly completed and duly executed Common Stock Elections and Series A Elections as of 5:00 p.m., New York City time, on the Election Date, for a number of Holding Company Shares equal to or in excess of, in the aggregate, the Minimum Holding Company Share Number, each Stockholder (other than John Connolly) that is an Accredited Investor (as determined by RMG in its reasonable discretion based on the representations of such Stockholder in his, her or its Letter of Transmittal) shall receive his, her or its pro rata share on an as-converted, issued and outstanding basis of shares of Company Stock outstanding immediately prior to the Effective Time (including all such shares held by Non-Accredited Investors) as among all of the Stockholders (other than John Connolly), of a number of Holding Company Shares equal to (x) the Minimum Holding Company Share Number, less (y) the aggregate number of Holding Company Shares to be issued to Stockholders (other than Employees, including John Connolly) pursuant to Stock Forms of Election received as of 5:00 p.m., New York City time on the Election Date, and the balance of the merger consideration payable to each such Stockholder shall be in cash or Holding Company Shares as provided in this Section 3.2(c).  In no event shall any Stockholder that is a Non-Accredited Investor receive Holding Company Shares pursuant to this Section 3.2(c)(iv).

For purposes of this Article III (and the definition of “Maximum Option Number”) only, the term “Employee” shall be deemed to exclude members of the Board of Directors of the Company.

(d)           Company Options.

(i)            At the Effective Time, each then-outstanding unvested Company Option shall be cancelled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor, and the holder thereof shall cease to have any rights associated therewith.

(ii)           At the Effective Time, each holder of outstanding and unexercised vested in-the-money Company Options who is not an Employee of the Company shall have the right to receive for the cancellation of each such Company Option an amount (the “Option Price Per Share”) in cash equal to the difference of the Company Common Stock Price Per Share applicable to each such Company Option (on a per share of Company Common Stock equivalent basis) less the per share exercise price of such Company Option (such Company Options are sometimes referred to herein as the “Cash-Out Options”).  At the Effective Time, each then-outstanding and unexercised vested Company Option held by an Employee shall be assumed by Holding Company and, as a result of such assumption, each such Company Option will, immediately following such assumption, represent the right to purchase Holding Company Shares; provided, however, that each holder of Company Options who is an Employee shall have the right, at the option of such holder as contemplated by Section 3.2(h), to elect to receive for the cancellation of each such Company Option an amount in cash equal to the Option Price Per Share, provided that the maximum number of such Company Options for which such Employee holder may elect to receive cash shall equal such holder’s Maximum Option Number.  The number of such Company Options which are in excess of such Maximum Option Number shall be assumed by Holding Company as set forth in this Section 3.2(d)(ii) (all Company Options to be assumed by Holding Company pursuant to this Section 3.2(d)(ii) are sometimes referred to herein as the “Roll-Over Options”).  The Roll-Over Options shall otherwise remain subject to the same terms and conditions as were in effect immediately prior to the assumption, except that the number of shares issuable upon exercise of each Roll-Over Option and the applicable exercise price of each Roll-Over Option shall be appropriately adjusted to reflect the difference in value as between the Holding Company Common Stock and the Company Common Stock, such that the intrinsic value of such Roll-Over Option immediately following the assumption remains the same as the intrinsic value of the Roll-Over Option immediately prior to the assumption, all as set forth on Schedule 3.2(d)(ii).  RMG and/or Holding Company shall use reasonable efforts to ensure that the Roll-Over Options which qualified as incentive stock options under Section 422 of the Code prior to the assumption, as disclosed on Schedule 3.2(d)(ii), continue to so qualify after the assumption, and that such assumption is done in a manner such that no additional tax or penalties is incurred by a holder as a result of such assumption and the application of Section 409A of the Code.  Notwithstanding the foregoing, each of the RMG Parties reserves all rights to amend, modify or terminate any plan under which Company Options are granted; provided, that such amendment, modification, or termination shall not impair any rights under any Company Option or other Equity Right granted prior to such amendment, modification or termination.  RMG and/or the Holding Company shall take all corporate action necessary to reserve for issuance a sufficient number of Holding Company Shares for delivery upon the exercise of Roll-Over Options after the assumption.  This Section 3.2(d)(ii) is subject to Section 10.8.

(e)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who did not vote in favor of the ISS Merger (or consent thereto in writing) and who are entitled to demand and properly demand appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the applicable merger consideration hereunder but instead such holders shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Common Stock or Preferred Stock shall thereupon be treated as if it had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable merger consideration hereunder, in accordance with Section 3.2(c), without any interest thereon.  The Company shall give RMG (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock or Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights of appraisal, and (ii) the opportunity (to the extent reasonably practicable) to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not make any payments with respect to, or compromise or settle, any demand for appraisal without the prior written consent of RMG.

(f)            Company Common Stock Elections.

(i)            Each Person who, on or prior to the Election Date, is a record holder of Company Common Stock shall have the right, subject to this Section 3.2, to submit a Stock Form of Election (as defined below) specifying the number (if any) of Company Common Shares that such Person desires to be converted into Holding Company Shares as provided in Section 3.2(c)(i) (such election, a “Common Stock Election”).

(ii)           RMG, or its authorized agent or Representative, shall prepare a form of election, substantially in the form of Exhibit 3.2(f)(ii) (the “Stock Form of Election”), for delivery with the Stockholder Documents (as defined herein), which shall include, in addition to the other documents described in Section 3.3(a), an amended and restated stockholders agreement (which shall be executed by each Stockholder electing or required to receive Holding Company Shares as provided herein) and an amended and restated investor rights agreement (which shall be executed by each Stockholder electing or required to receive Holding Company Shares as provided herein that will own 2% or more of the issued and outstanding Holding Company Shares, on a fully-diluted basis, at the Closing Date) (collectively, the “Stockholders Agreement”).  The Stockholders Agreement will contain the material terms of the existing stockholder agreements set forth as Exhibit 3.2(f)(ii)(1).  The Stock Form of Election (together with the Stockholder Documents) shall be (A) delivered by RMG to each holder of record of Company Common Stock as of the Delivery Date (as defined herein) (or as of the most recent practicable date prior thereto) and (B) used by each such holder to elect to receive Holding Company Shares, if applicable, subject to this Section 3.2.  The Company shall make the Stock Form of Election and the Stockholder Documents available to all Persons who become record holders of Company Common Stock during the period between the Delivery Date and the Election Date (as defined herein).  Any such Common Stock Election shall have been properly made only if RMG shall have received (at its address set forth in Section 10.6), at or prior to 5:00 p.m., New York City time on the Election Date, a Stock Form of Election properly completed and signed, and accompanied by all other documents required thereby.

(iii)          Any Stock Form of Election may be revoked by the holder of such Company Common Stock submitting such Stock Form of Election to RMG only by written notice received by RMG prior to 5:00 p.m., New York City time on the Election Date.  In addition, all Stock Forms of Election shall automatically be revoked if this Agreement shall have terminated or the Mergers shall have been abandoned.

(iv)          RMG shall determine in its reasonable discretion whether Stock Forms of Election (together with the Stockholders Agreements and any other applicable Stockholder Documents) have been properly completed, signed and submitted or revoked and to disregard immaterial defects therein.  The decision of RMG in such matters shall be conclusive and binding.  RMG shall use its commercially reasonable efforts to notify any Person of any defect in a Stock Form of Election (or Stockholders Agreement or any other applicable

Stockholder Document) submitted to RMG.  RMG shall make all computations contemplated by Section 3.2 in good faith and all such computations shall be conclusive and binding on the holders of Company Common Stock.  RMG may make such rules as are consistent with Section 3.2 for the implementation of the Common Stock Elections provided for herein and for the application of Section 3.2(c)(iv) as shall be necessary or desirable to effect fully such Common Stock Elections and the application of Section 3.2(c)(iv).

(v)           If RMG shall determine that any purported Common Stock Election was not properly made and any such defect was not cured prior to 5:00 p.m., New York City time on the Election Date, such purported Common Stock Election shall be deemed to be of no force and effect and the holder making such purported Common Stock Election shall, for purposes of this Agreement, be deemed to have made no election.

(vi)          Any holder of Company Common Stock who does not properly make a Common Stock Election and/or who fails to submit to RMG a properly completed and signed and properly and timely submitted Stock Form of Election along with the other documents required thereby prior to 5:00 p.m., New York City time, on the Election Date, shall be deemed not to have made a Common Stock Election, and all of such holder’s Company Common Shares shall be converted into the right to receive the cash merger consideration as set forth in Section 3.2(c)(i), subject to Section 3.2(c)(iv).

(g)           Series A Elections.

(i)            Each Person who, on or prior to the Election Date, is a record holder of Series A Shares shall have the right, subject to this Section 3.2, to submit a Stock Form of Election specifying the number (if any) of Series A Shares that such Person desires to be converted into Holding Company Shares as provided in Section 3.2(c)(ii) (such election, a “Series A Election”).

(ii)           The Stock Form of Election (together with the Stockholder Documents) shall be (A) delivered by RMG to each holder of record of Series A Shares as of the Delivery Date (or as of the most recent practicable date prior thereto) and (B) used by each such holder to elect to receive Holding Company Shares, if applicable, subject to this Section 3.2.  The Company shall make the Stock Form of Election and the Stockholder Documents available to all Persons who become record holders of Series A Shares during the period between the Delivery Date and the Election Date.  Any such Series A Election shall have been properly made only if RMG shall have received (at its address set forth in Section 10.6), by 5:00 p.m., New York City time on the Election Date, a Stock Form of Election properly completed and signed, and accompanied by all other documents required thereby.

(iii)          Any Stock Form of Election may be revoked by the holder of such Series A Shares submitting such Stock Form of Election to RMG only by written notice received by RMG prior to 5:00 p.m., New York City time on the Election Date.  In addition, all Stock Forms of Election shall automatically be revoked if this Agreement shall have terminated or the Mergers shall have been abandoned.

(iv)          RMG shall determine in its reasonable discretion whether Stock

Forms of Election (together with the Stockholders Agreements and any other applicable Stockholder Documents) have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Stock Forms of Election.  The decision of RMG in such matters shall be conclusive and binding.  RMG shall use its commercially reasonable efforts to notify any Person of any defect in a Stock Form of Election (or Stockholders Agreement or any other applicable Stockholder Document) submitted to RMG.  RMG shall make all computations contemplated by Section 3.2 in good faith and all such computations shall be conclusive and binding on the holders of Series A Shares.  RMG may make such rules as are consistent with Section 3.2 for the implementation of the Series A Elections provided for herein and the application of Section 3.2(c)(iv) as shall be necessary or desirable to effect fully such Series A Elections and the application of Section 3.2(c)(iv).

(v)           If RMG shall determine that any purported Series A Election was not properly made and any such defect was not cured prior to 5:00 p.m., New York City time on the Election Date, such purported Series A Election shall be deemed to be of no force and effect and the holder making such purported Series A Election shall, for purposes of this Agreement, be deemed to have made no election.

(vi)          Any holder of Series A Stock who does not properly make a Series A Election and/or who fails to submit to RMG a properly completed and signed and properly and timely submitted Stock Form of Election along with the other documents required thereby prior to 5:00 p.m., New York City time, on the Election Date, shall be deemed not to have made a Series A Election, and all of such holder’s Series A shall be converted into the right to receive the cash merger consideration as set forth in Section 3.2(c)(ii), subject to Section 3.2(c)(iv).

(h)           Company Option Elections.

(i)            Each Employee who will hold, at the Effective Time, outstanding and unexercised vested in-the-money Company Options shall have the right, subject to this Section 3.2, to submit an Option Form of Election (as defined below) specifying the number (if any) of Company Options, up to the Maximum Option Number, that such holder desires to be cancelled for the right to receive in cash the Option Price Per Share (such election, an “Option Election”).

(ii)           RMG, or its authorized agent or Representative, shall prepare a form of election, substantially in the form attached hereto as Exhibit 3.2(h)(ii) (the “Option Form of Election” which, along with the Stock Form of Election, is sometimes referred to individually herein as a “Form of Election”) for delivery with the Disclosure Statement.  The Option Form of Election (together with the Disclosure Statement) shall be (A) delivered by RMG to each Employee who holds Company Options as of the Delivery Date (or as of the most recent practicable date prior thereto) and (B) used by each such holder to elect to receive the Option Price Per Share, if applicable, subject to this Section 3.2.  The Company shall make the Option Form of Election and the Disclosure Statement available to all Employees who become holders of Company Options during the period between the Delivery Date and the Election Date.  Any such holder’s Option Election shall have been properly made only if RMG shall have received (at its address set forth in Section 10.6), by 5:00 p.m., New York City time on the Election Date, an Option Form of Election properly completed and signed.

(iii)          Any Option Form of Election may be revoked by the Employee holding Cash-Out Options submitting such Option Form of Election to RMG only by written notice received by RMG on or prior to 5:00 p.m., New York City time on the Election Date.  In addition, all Option Forms of Election shall automatically be revoked if this Agreement shall have terminated or the Mergers shall have been abandoned.

(iv)          RMG shall determine in its reasonable discretion whether Option Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Option Forms of Election. The decision of RMG in such matters shall be conclusive and binding.  RMG shall use its commercially reasonable efforts to notify any Employee of any defect in an Option Form of Election submitted to RMG.  RMG shall make all computations contemplated by Section 3.2 in good faith and all such computations shall be conclusive and binding on the holders of Company Options.  RMG may make such rules as are consistent with Section 3.2 for the implementation of the Option Elections provided for herein as shall be necessary or desirable to effect fully such Option Elections.

(v)           If RMG shall determine that any purported Option Election was not properly made and such defect was not cured prior to 5:00 p.m., New York City time on the Election Date, such purported Option Election shall be deemed to be of no force and effect and the holder making such purported Option Election shall, for purposes of this Agreement, be deemed to have made no election.

(vi)          Any Employee who holds vested Company Options who does not properly make an Option Election and/or who fails to submit to RMG a properly completed and signed and properly and timely submitted Option Form of Election prior to 5:00 p.m., New York City time on the Election Date, shall be deemed not to have made an Option Election, and each such Company Option held by such Employee shall be assumed by Holding Company as set forth in Section 3.2(d)(ii).

3.3           Exchange of Stock Certificates; Payment of Merger Consideration.

(a)           Exchange Procedures; Right to Receive Merger Consideration.  On the Delivery Date, RMG shall mail or cause to be delivered to each holder of record of a Stock Certificate, along with the relevant Form of Election and the Disclosure Statement, (i) a letter of transmittal (which shall be substantially in the form of Exhibit 3.3(a) (the “Letter of Transmittal”), (ii) instructions for use in surrendering such Stock Certificates in exchange for payment thereof, and (iii) the Stockholders Agreement (together with the Letter of Transmittal and the Disclosure Statement, collectively, the “Stockholder Documents”).  At or after the Effective Time, upon surrender of a Stock Certificate or Stock Certificates for cancellation to RMG or to such agent or agents as may be appointed by RMG, together with such Letter of Transmittal, duly completed and validly executed, and, if applicable, a timely delivered and duly executed Form of Election and Stockholders Agreement, and such other documents as may be reasonably required by RMG, the holder of such Stock Certificate or Stock Certificates shall be entitled to receive in exchange therefor an amount in cash (and Holding Company Shares, if applicable) equal to the applicable merger consideration in accordance with Section 3.2 and the

Stock Certificates so surrendered shall forthwith be cancelled.  No interest shall be paid or shall accrue on any cash payable hereunder to holders of Stock Certificates.  RMG shall, and shall use its reasonable efforts to cause any agent or agents appointed by RMG to, as promptly as practicable, provide copies to the Company of the Letters of Transmittal it receives and coordinate communications with the Stockholders prior to such communications.  In the event of a transfer of ownership of shares of Preferred Stock and/or Company Common Stock that is not registered in the transfer records of the Company, the applicable cash merger consideration (and Holding Company Shares, if applicable) with respect to such Preferred Stock and/or Company Common Stock may be delivered to a Person other than the Person in whose name the Stock Certificate or Stock Certificates so surrendered is registered, if, upon presentation to RMG, such Stock Certificate or Stock Certificates shall be properly endorsed or otherwise be in proper form for transfer as a condition to such transfer, the transferor shall execute a release in form and substance reasonably satisfactory to the RMG Parties, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the applicable cash merger consideration to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of RMG that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.3(a), each Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash merger consideration (and Holding Company Shares, if applicable) payable with respect to such Stock Certificate pursuant to Section 3.2.

(b)           Payment of Merger Consideration; Issuance of Holding Company Shares.

(i)            Promptly following valid tender by each holder of his, her or its Company Stock, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and, if applicable, a timely delivered and duly executed Form of Election and Stockholders Agreement, together with the other Stockholder Documents, as applicable, and such other documents as may be reasonably required by RMG, the holder of such Company Stock shall be entitled to receive in exchange therefor (A) certificate(s) representing that number of whole Holding Company Shares, if any, to which such holder is entitled pursuant to Section 3.2(c) and (B) the amount of cash to which such holder is entitled pursuant to Section 3.3(b)(iii), and Stock Certificates so surrendered shall be forthwith cancelled.  RMG (or the Holding Company) shall promptly accept such Stock Certificates upon compliance with such reasonable terms and conditions as RMG (or the Holding Company) may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  No interest shall accrue on the merger consideration payable upon the surrender of Stock Certificates for the benefit of, or be paid to, the holders of Stock Certificates.  The amount of cash merger consideration to which each holder is entitled shall be paid to such holder by check or, in the case of a holder who receives a payment of at least $25,000, by wire transfer of immediately available funds to an account designated in writing by such holder.  The cash merger consideration to which each holder of Company Stock or Company Options is entitled to hereunder shall be paid on the Closing Date, if such holder has delivered his, her or its Company Stock or Company Options to RMG, together with a properly completed and validly executed Letter of Transmittal, together with any other required documentation, at least two (2) Business Days prior to the Closing Date.

(ii)           No dividends or other distributions with respect to Holding Company Shares with a record date at or after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the Holding Company Shares represented thereby by reason of the conversion of Company Shares pursuant to Section 3.2(c) and no cash payment in lieu of fractional Holding Company Shares shall be paid to any such holder pursuant to Section 3.3(b)(iii) until such Stock Certificate is surrendered in accordance with this Article III.  Subject to the effect of applicable Laws, following surrender of any such Stock Certificate, there shall be paid, without interest, to the Person in whose name the Holding Company Shares representing such securities are registered (A) at the time of such surrender, the amount of any cash payable in lieu of fractional Holding Company Shares to which such holder is entitled pursuant to Section 3.3(b)(iii) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Holding Company Shares issued upon conversion of Company Stock, and (B) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions, with (x) a record date with respect thereto after the Effective Time, but prior to such surrender, and (y) a payment date subsequent to such surrender, payable with respect to such Holding Company Shares.

(iii)          Notwithstanding any other provision hereof, no fraction of a Holding Company Share will be issued and no dividend or other distribution, stock split or interest with respect to Holding Company Shares shall relate to any fractional Holding Company Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Holding Company Shares.  In lieu of any such fractional Holding Company Share, each holder of shares of Company Stock otherwise entitled to a fraction of a Holding Company Share in accordance with the provisions of this Article III will be entitled to receive from RMG (or the Holding Company) a cash payment in an amount equal to the product of (i) such fractional part of a Holding Company Share multiplied by (ii) the Holding Company Per Share Value.  For each Stockholder, such Stockholder’s entitlement to Holding Company Shares shall be determined in the aggregate and then any fractional shares existing after such aggregation shall be addressed as provided in this Section 3.3(b)(iii).

3.4           No Further Ownership Rights.

The amounts paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Company Common Stock and Preferred Stock and Company Options, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the ISS Surviving Corporation of shares of Company Common Stock and/or Preferred Stock and/or Company Options that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Stock Certificates that immediately prior to the Effective Time represented outstanding shares of Preferred Stock or Company Common Stock are presented to Holding Company or RMG for any reason, they shall be cancelled and exchanged as provided in this Article III.

3.5           Escheatment.

If any Stock Certificate shall not have been surrendered immediately prior to such date on which any portion of the merger consideration with respect thereto would otherwise escheat to or become the property of any Governmental Body, any such portion of the merger consideration shall, to the extent permitted by applicable Law, become the property of Holding Company, free and clear of all claims or interest of any Person previously entitled thereto.  To the extent that any portion of the merger consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, none of the RMG Parties or the Company shall be liable to any Person in respect thereof.

3.6           Lost Certificates.

Notwithstanding anything herein to the contrary, in the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (and, if required by Holding Company, upon the provision of a customary and reasonable contractual indemnity against any claims that may be made against any of the RMG Parties with respect to such Stock Certificate), by the Person claiming to be the holder of such lost, stolen or destroyed Stock Certificate, Holding Company will pay in exchange for such lost, stolen or destroyed Stock Certificate the amount of merger consideration to which such holder would be entitled pursuant to Section 3.2 of this Agreement.

3.7           Adjustments.

Subject to Section 7.3, if, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon shall be declared with a record date during such period, the Company Common Stock Price Per Share, the Series A Price Per Share and the consideration payable to holders of Company Options hereunder shall be appropriately adjusted without increasing the aggregate consideration payable in connection with the Mergers hereunder.

3.8           Withholding Rights.

Holding Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Stock or Company Options, as the case may be, or to any designee of such holder, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of any state or foreign Law with respect to Taxes.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock or Company Options in respect of which such deduction and withholding was made by Holding Company.

ARTICLE IV - CLOSING AND TERMINATION

4.1           Closing Date.

(a)           Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY  10019 (or at such other place as RMG and the Company may designate in writing) at 10:00 a.m. (Eastern time) on a date to be specified by RMG and the Company, which date shall be no later than the fifth Business Day after the satisfaction or waiver of each condition to Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by RMG and the Company; provided, however, that if each of the conditions to Closing set forth in Article VIII shall have been satisfied or waived but the Debt Financing shall not yet have been obtained, then RMG may at its option extend the Closing to a date no later than the Outside Date, unless the failure to obtain such Debt Financing shall have been the result of a breach by RMG of its obligations under this Agreement entitling the Company to terminate this Agreement pursuant to Section 4.2(e).  Notwithstanding anything contained in this Section 4.1(a) to the contrary, in no event shall the date of the Closing be extended beyond the Outside Date.  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.

(b)           RMG and the Company shall in good faith prepare a closing statement in connection with the Closing setting forth, among other things, the payments and deliveries to be made at Closing, which shall be conclusive and binding upon the RMG Parties, the Stockholders and the holders of the Company Options.

4.2           Termination of Agreement.

This Agreement may be terminated and the Mergers may be abandoned any time prior to the Effective Time as follows:

(a)           at the election of the Company or RMG on or after January 31, 2007 (the “Outside Date”), if the Effective Time shall not have then occurred by the close of business on such date, provided that neither the Company nor RMG shall be entitled to terminate this Agreement on or after the Outside Date if the principal reason the Mergers shall not have been consummated by such time is the willful and material breach by such party (or in the case of RMG, any of the RMG Parties) of any of its or their obligations under this Agreement, and provided further that such date shall be automatically extended for 60 days if only the conditions to Closing set forth in Sections 8.1(i) and 8.2(d) remain unsatisfied or unwaived at the Outside Date;

(b)           by mutual written consent of the Company and RMG;

(c)           by the Company or RMG, if there shall be in effect any applicable Law or any final nonappealable Order of a Governmental Body of competent jurisdiction, in each case restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(d)           by RMG, if (x) RMG is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Section 8.1(a) or Section 8.1(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach from RMG; or

(e)           by the Company, if (x) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Section 8.2(a) or Section 8.2(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by RMG of written notice of such breach from the Company.

4.3           Procedure Upon Termination.

In the event of termination of this Agreement by RMG or the Company, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Mergers contemplated hereby shall be abandoned, without further action by RMG or the Company.

4.4           Effect of Termination.

In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the RMG Parties or the Company; provided, that (i) no such termination shall relieve any party hereto from liability for any breach of this Agreement (it being acknowledged that if (x) each of the conditions to Closing set forth in Article VIII shall have been satisfied or waived as of the Outside Date, (y) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (z) RMG is unable to close due to the failure to obtain the Debt Financing, then RMG shall have breached this Agreement and the Company shall be entitled to seek remedies therefor, which may include specific performance); and provided, further, that the obligations of the parties set forth in Section 7.11 hereof shall survive any such termination and shall be enforceable hereunder, and (ii) no termination shall impair the right of any party to compel specific performance by any other party of its obligations hereunder.

ARTICLE V -  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the RMG Parties, as of the date hereof, that:

5.1           Organization and Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each other jurisdiction, as set forth on Schedule 5.1, where the character of the properties owned, leased or operated by it, or the nature of its assets, business or activities, makes such qualification or licensing necessary, except where the lack of such qualification or licensing would not have a Material Adverse Effect.  Copies of the Company Organizational Documents have been made available to RMG or its Representatives.

5.2           Authorization of Agreement.

The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, except for approval of this Agreement and the transactions contemplated thereby by the (i) the holders of a majority of the outstanding shares of Company Common Stock (voting on an as-converted basis assuming the conversion of all outstanding Preferred Stock) and (ii) the holders of a majority of the outstanding shares of the Series A Preferred Stock voting as a separate class, which approvals will be obtained on the date hereof as promptly as practical following the execution of this Agreement.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) any Company Organizational

Documents or Subsidiary Organizational Documents; (ii) any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder and any other applicable Antitrust Laws, (ii) approval by the Stockholders of the ISS Merger in accordance with the DGCL and the Company Organizational Documents, (iii) such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings, the absence of which, or the failure to make which would not have a Material Adverse Effect and (iv) the filing of the ISS Certificate of Merger.

5.4           Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of: (i) 55,000 shares of Company Common Stock, of which 10,321.70810 shares are issued and outstanding and (ii) 35,000 shares of Preferred Stock, of which 35,000 shares are designated Series A Preferred Stock, of which 31,656.30296 are issued and outstanding.  8,147.23000 shares of Company Common Stock are reserved for issuance under the Stock Plans.  Except as set forth in this Section 5.4(a), there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

(b)           Except as set forth on Schedule 5.4(b), all outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any Lien or any other purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound.

(c)           Except as set forth on Schedule 5.4(c), as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries.

(d)           Except pursuant to the Company Organizational Document or as set forth on Schedule 5.4(d), neither the Company nor any of its Subsidiaries has any obligation to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to register any securities under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws.

(e)           Schedule 5.4(e) sets forth a true and correct list as of the date hereof of all (i) holders of record of Company Common Stock and Preferred Stock and the number of shares held by each such holder and (ii) outstanding Company Options including, in each case, identification of the holder, exercise price, expiration date and vesting date thereof, and the plan pursuant to which such Company Options were issued.

5.5           Subsidiaries.

(a)           Schedule 5.5 lists all Subsidiaries of the Company, their respective jurisdictions of incorporation, the authorized and issued capital stock or other securities of each such Subsidiary and the name of each holder thereof.  Except as set forth on Schedule 5.5, the Company or its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities in any other Person other than securities that constitute cash or cash equivalents.  Copies of the Subsidiary Organizational Documents have been made available to RMG or its Representatives.

(b)           Except as set forth on Schedule 5.5(b), all of the outstanding shares of capital stock of each of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, are owned by the Company or one of its Subsidiaries, and are not subject to, and were not issued in violation of, any Lien or any other purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, the certificate of incorporation or by-laws of such Subsidiary or any Contract to which Subsidiary is a party or otherwise bound.

(c)           Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or limited liability company power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and, except as set forth on Schedule 5.5(c)(1), is duly licensed or qualified to do business as a foreign corporation or company in each other jurisdiction, as set forth on Schedule 5.5(c)(2), where the character of the properties owned, leased or operated by it, or the nature of its assets, business or activities, makes such qualification or licensing necessary, except where the lack of such qualification or licensing would not have a Material Adverse Effect.

5.6           Financial Statements.

(a)           Schedule 5.6 sets forth the following financial statements of the Company (the “Financial Statements”): (a) the consolidated balance sheets of the Company at each of December 31, 2005, 2004 and 2003, respectively (December 31, 2005, the “Balance Sheet Date” and, such December 31, 2005 balance sheet, the “Balance Sheet”), and the related consolidated statements of operations, Stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2005, 2004 and 2003, respectively, in each case audited by Ernst & Young LLP (collectively, the “Audited Financial Statements”); and (b) the unaudited balance sheet of the Company as of September 30, 2006 (the “Interim Balance Sheet Date” and such September 30, 2006 balance sheet, the “Interim Balance Sheet”), and the related unaudited statements of operations and cash flows for the nine-month period ended September 30, 2006 (the “Unaudited Financial Statements”).  The Financial Statements (i) are accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied, except in the case of the Unaudited Financial Statements as set forth on Schedule 5.6, (ii) are consistent with the books and records of the Company and (iii) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b)           The Company has made available to RMG accurate and complete copies of all material policies, manuals and other documents promulgating or relating to internal accounting controls.

(c)           Since January 1, 2003, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or Representatives has received or otherwise had or obtained knowledge of any complaint, claim, assertion or allegation, whether made in writing or orally to any director, executive officer, inside or outside legal counsel to the Company or any of its Subsidiaries, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, claim, assertion or allegation that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and any oral or written notification of a “reportable condition” or “material weakness” in the Company’s or any of its Subsidiaries’ respective internal controls.  For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.  Since January 1, 2003, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the Board of Directors of the Company, the board of directors of any of the Company’s Subsidiaries or any committee thereof, or to any director or officer of the Company or any of its Subsidiaries.  Since January 1, 2003, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board of Directors of the Company, the board of directors of any of the Company’s Subsidiaries or any committee thereof.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any other similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among any of the Company or its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Financial Statements.

(e)           Attached hereto as Schedule 5.6(e) is the estimated consolidated balance sheet of the Company at December 31, 2006, which has been prepared by the Company in good faith, using reasonable estimates, in accordance with GAAP, except as set forth on such Schedule 5.6(e), and except that such estimated consolidated balance sheet is subject to normal year-end adjustments and lacks footnotes and other presentation items.

5.7           Accounts Receivable; Accounts Payable.

(a)           Except as set forth on Schedule 5.7(a), the accounts receivable of the Company and its Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof (i) are valid and genuine, (ii) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business, (iii) have been billed or invoiced in the Ordinary Course of Business in accordance with all applicable Laws, (iv) are not subject to valid defenses, set-offs or counterclaims, and (v) to the Knowledge of the Company, are collectible within ninety (90) days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on such balance sheet.

(b)           Except as set forth on Schedule 5.7(b), with respect to all existing accounts payable of Company and its Subsidiaries (including those accounts payable reflected in the Financial Statements that have not been paid and those accounts payable that have arisen since the Interim Balance Sheet Date and have not yet been paid), the Company and its Subsidiaries have no outstanding disputes concerning the products or services provided by any account creditor and, to the Company’s Knowledge, neither the Company nor any of its Subsidiary has any basis:  (i) to refuse to pay any material amount owing to any account creditor when due; (ii) return any material amount of products to any account creditor; or (iii) seek to exercise any material remedy against or seek relief from any obligations owed by Company or any Subsidiary to any account creditor.

5.8           Performance of Services; Deferred Revenues.

All services that have been performed by or on behalf of the Company or its Subsidiaries have been performed in all material respects in conformity with the terms and requirements of all applicable Contracts.

5.9           No Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries is or may become responsible for performing or discharging any accrued, contingent or any other liability of any nature, either matured or unmatured, other than (i) liabilities set forth on the Financial Statements, (ii) liabilities set forth on Schedule 5.9, (iii) liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date, (iv) liabilities incurred in connection with the transactions contemplated hereby, (v) liabilities that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, (vi) liabilities under Contracts not yet required to be performed and (vii) liabilities that would not have a Material Adverse Effect.

5.10         Absence of Certain Developments.

Except as contemplated by this Agreement or as set forth on Schedule 5.10, since the Interim Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and there has not occurred (i) any event, condition or change that constitutes a Material Adverse Effect, (ii) any amendments or changes in the Company Organizational Documents or the Subsidiary Organizational Documents; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any material change by the Company or any of its Subsidiaries in any of their respective accounting methods, principles or practices (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (v) any material revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business; (vi) any other event or action that would have required the consent of RMG pursuant to Section 7.3 had such event or action occurred or been taken after the date of this Agreement; or (vii) any purchase or sale of a material amount of property or assets by the Company or any of its Subsidiaries, except in the Ordinary Course of Business.

5.11         Taxes.

(a)           Except as set forth on Schedule 5.11(a), each of the Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed by it and has paid all material Taxes required to be paid by it (whether or not shown as due on such Tax Returns).

(b)           All material amounts collected or withheld by the Company for the payment of Taxes have been, or will be, timely remitted to the taxing authority to whom such payment is due.

(c)           No material examination, claim, assessment, deficiency or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)           True and complete copies of all material Tax Returns that have been filed by the Company or any of its Subsidiaries for taxable periods ending after January 1, 2004 have been delivered or made available to RMG or its Representatives.

(e)           There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)           The Company and its Subsidiaries have adequately provided in their Financial Statements and related records reserves for all material accrued but unpaid Taxes.

(h)           Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or similar contract or assignment or any agreement that obligates them to make any payment computed by references to the Taxes, taxable income or taxable losses of any other Person.

(i)            Neither the Company nor any of its Subsidiaries has received written notice from any Tax authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(j)            Neither the Company nor any predecessors of the Company by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(k)           Except as set forth on Schedule 5.11(k), the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement (other than this Agreement) or other arrangement that would obligate it to make any payments that would not be deductible under Section 280G of the Code.

(l)            Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other written arrangement or contract which would be treated as a partnership for U.S. Federal income Tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

(m)          Neither the Company nor any of its Subsidiaries have engaged in any transaction for which their participation is required to be disclosed under Treasury Regulation Section 1.6011-4.

5.12         Real and Personal Property; Sufficiency of Assets.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           The Company and its Subsidiaries have good and valid title to all of the assets reflected on the Interim Balance Sheet and all of their other assets, including without limitation all assets acquired after the Interim Balance Sheet Date, other than those assets disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens, except (i) such Liens as are set forth in Schedule 5.12(b) and (ii) Permitted Exceptions.

(c)           The assets and properties owned by, or leased to, the Company and/or any of its Subsidiaries are sufficient for the conduct of the business and operation of the Company and its Subsidiaries as currently conducted.  With respect to the property and assets leased by the Company and/or any of its Subsidiaries, each such Person is in compliance with each such lease in all material respects and holds a valid leasehold interest free of any Liens, and there are no events or circumstances existing which would, with the giving of notice, the passage of time or both, constitute a material default or termination event under any such lease.  All of the buildings, fixtures and other improvements on such leased real property are in working condition and repair, ordinary wear and tear excepted, and neither the Company nor any of its Subsidiaries have received any written notice of any violation of any legal requirement or any written notice from any Governmental Body of any contemplated condemnation or eminent domain proceeding with respect to any such leased real property.

(d)           Schedule 5.12(d) sets forth a list of all security deposits (including the amounts thereof) in respect of the real property leases by the Company and/or any of its Subsidiaries (collectively, the “Security Deposits”).

5.13         Intellectual Property.

Schedule 5.13 sets forth a true and complete list of (i) all registered patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names owned by the Company and its Subsidiaries (collectively, “Owned Intellectual Property”) and (ii) licenses of Intellectual Property granted by third parties to the Company or any of its Subsidiaries, or to third parties by the Company or any of its Subsidiaries, except licenses of commercially available off-the-shelf software that are material to the business (“Licensed Intellectual Property”).  Except as would not have a Material Adverse Effect, the Company or one of its Subsidiaries: (a) is the owner of each listed item of Owned Intellectual Property, and (b) is entitled to use each item of Licensed Intellectual Property in the operation of its business as currently conducted.  The Owned Intellectual Property is free and clear of any Lien.  Except as set forth on Schedule 5.13, no action, suit, proceeding or claim has been made, is pending, has been asserted or, to the Knowledge of the Company, is threatened by any person that the current use by the Company or any of its Subsidiaries of the Owned Intellectual Property infringes Intellectual Property of a third party.  There are no pending claims asserted or threatened by the Company or any of its Subsidiaries in respect of an infringement or misappropriation by a third party of any Owned Intellectual Property and, to the Company’s Knowledge, no third party is engaging in any activity that infringes or misappropriates Owned Intellectual Property.

5.14         Material Contracts.

(a)           Schedule 5.14 sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (excluding any Contract set forth in any Schedule pursuant to Section 5.16) (each a “Material Contract” and, collectively, the “Material Contracts”):

(i)            all Contracts that involve obligations of, or payments to, the Company or any of its Subsidiaries in excess of $250,000 per year (including, without limitation,

all consulting and independent contractor Contracts), including, with respect to each such Contract, the category or type of such Contract;

(ii)           all Contracts as described on Schedule 5.3(b) with respect to which any consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to (collectively, the “Required Consents”), any Person or Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby;

(iii)          each Service Level Agreement (A) with each customer who is a party to any Contract set forth on Schedule 5.14(a)(i) which provides for potential service level credits and (B) pursuant to which service level credits have been credited since January 1, 2004;

(iv)          all Contracts relating to the lease or sublease by the Company or any of its Subsidiaries of any real property;

(v)           all Contracts that contain covenants of the Company or any of its Subsidiaries or any successor thereto (A) to provide any “most favored nations” terms and conditions (including, without limitation, with respect to pricing), (B) relating to exclusivity  obligations or restrictions, or (C) not to (or otherwise restrict their right or ability to): (1) compete, engage in any line of business or conduct any business in any geographical area or with any other Person; (2) acquire any product or other asset or any services from any other Person; (3) develop, sell, supply, distribute, offer, support or service any product to or for any other Person; or (4) perform, offer or provide any service to or for any other Person;

(vi)          all Contracts with any Affiliate, Stockholder or Employee of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members;

(vii)         all Contracts incorporating or relating to any warranty, any sharing of liabilities or any indemnity or similar obligation, other than Contracts entered into in the Ordinary Course of Business;

(viii)        all Contracts with Material Vendors (each as defined herein);

(ix)           all Contracts relating to currency hedging or derivatives;

(x)            all Contracts creating or relating to any partnership, joint venture or alliance or requiring the Company or any of its Subsidiaries to share any revenues with any other Person;

(xi)           all Contracts requiring the Company and any of its Subsidiaries to give any notice or provide any information to any Person prior to considering or accepting any of the transactions contemplated hereby, or prior to entering into any discussions, agreement, arrangement or understanding relating to any of the transactions contemplated hereby;

(xii)          all Contracts relating to the Specified Proceedings (as defined herein);

(xiii)         all Contracts entered into on or after January 1, 2004, which relate to the acquisition by the Company or any of its Subsidiaries of any operating business, assets or the capital stock of, or any other interest in, any other Person, whether or not consummated;

(xiv)        all employment Contracts;

(xv)         all Contacts pursuant to which Transaction Expenses or Other Expenses have been or will be incurred by the Company or any of its Subsidiaries; and

(xvi)        all Contracts relating to any Indebtedness of the Company and/or any of its Subsidiaries or any guarantee by the Company and/or any of its Subsidiaries of any Indebtedness of any other Person.

(b)           All Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary of the Company in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that would not have a Material Adverse Effect.  The Company or its applicable Subsidiary has performed all obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that would not have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of termination or non-renewal with respect to any of the Material Contracts.  Except as set forth on Schedule 5.14(b), complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, and copies of all standard forms of Contracts used by the Company and its Subsidiaries with their respective customers, have been made available to RMG or its Representatives.

5.15         Customers, Distributors and Suppliers.

(a)           Schedule 5.15(a) sets forth the top fifty (50) customers of the Company and its Subsidiaries by revenue (collectively, the “Material Customers”) for each of the years ended December 31, 2004 and December 31, 2005.  No Material Customer has cancelled, terminated or indicated any intent to cancel or terminate its relationship with the Company or any Subsidiary of the Company, as the case may be, or has materially decreased its subscriptions for or usage of the products or services provided by the Company or such Subsidiary, and no Material Customer has decreased materially its subscriptions for or usage of such products or services.

(b)           Schedule 5.15(b) sets forth the top ten (10) distributors of, and suppliers to, the Company and its Subsidiaries by revenue (collectively, the “Material Vendors”) for each of the years ended December 31, 2004 and December 31, 2005.  No Material Vendor has cancelled, terminated or indicated any intent to cancel or terminate its relationship with the

Company or any Subsidiary of the Company, as the case may be, or has materially reduced the availability of, or materially increased the pricing for, the products or services provided by such Material Vendor to the Company or any such Subsidiary.

5.16         Employee Benefits Plans.

(a)           Schedule 5.16(a) sets forth a list of each plan, program, policy or Contract providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, pension, savings, retirement, incentive, bonus, deferred compensation, cafeteria, medical, disability, life, accident or other insurance, fringe benefits or other employee benefits of any kind, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is, or within the last six (6) years was, sponsored, maintained, or contributed to by the Company, its Subsidiaries or any ERISA Affiliate, and in which any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any of its Subsidiaries (an “Employee”) participates or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any liability, including but not limited to any obligation to contribute (collectively, the “Benefit Plans”).  “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or its Subsidiaries that, together with the Company or its Subsidiaries, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or in the case of any Benefit Plan subject to Part 3 of Subtitle B of Title I of ERISA, of an affiliated service group within the meaning of Section 414(m) of the Code.

(b)           The Company has made available to Parent true and complete copies of (i) each Benefit Plan document and amendments thereto (including written summaries of any unwritten plan or amendment), (ii) trust agreements, insurance and other contracts (including policies), summary plan descriptions, and summaries of material modifications and material communications distributed to the participants of each Benefit Plan, (iii) any employment or severance agreements relating to the Employees of the Company or its Subsidiaries, (iv) to the extent annual reports on Form 5500 are required with respect to any Benefit Plan, the two most recent annual reports with accompanying schedules and attachments, and (v) where applicable, the most recent opinion or determination letter, audited financial statements, actuarial valuation reports and nondiscrimination tests performed under the Code for each Benefit Plan.

(c)           Each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including but not limited to ERISA and the Code.  Each Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification covering all amendments required by the General Agreement on Tariff and Trade of 1994 and subsequent legislation which constitute what is generally referred to as “GUST amendments,” has timely adopted all amendments required for continued plan qualification (including amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)), and nothing has occurred that would reasonably be expected to adversely affect such qualification.  As of and including the date of the closing, the Company and its

Subsidiaries shall have made all contributions required to be made by it up to and including the date of the closing with respect to each Benefit Plan, or adequate accruals therefor will have been provided for and will be properly reflected on the books of the Companies and its Subsidiaries.  All notices, filings and disclosures required by ERISA and the Code have been timely made.

(d)           There is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Benefit Plan or Employee Agreement.  No event has occurred in connection with which the Company, its Subsidiaries or any Benefit Plan, directly or indirectly, could be subject to any material liability, including under ERISA, the Code or any other Law or governmental order applicable to any Benefit Plan.

(e)           Neither the Company nor any Subsidiary or ERISA Affiliate maintains or contributes to or has ever maintained or contributed to a Benefit Plan (including, without limitation, any “multiemployer plan” within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA, and no condition exists or is reasonably likely to exist as a result of which the Company or any of its Subsidiaries could have any liability under Title IV of ERISA.

(f)            No Benefit Plan is under audit, the subject of a Legal Proceeding with respect to, or, to the Knowledge of the Company, under investigation by the IRS, the DOL or the PBGC.

(g)           Except as set forth on Schedule 5.16(g) or as otherwise contemplated by this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Benefit Plan that, either alone or in connection with any other event, will or may result in any payment (whether of severance pay or otherwise, including any “parachute payment” under Section 280G of the Code), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employees.

(h)           With respect to each Benefit Plan, (i) no “party in interest” or “disqualified person” (as defined in Section 3(14) of ERISA or Section 4975 of the Code, respectively) has engaged in a transaction which could subject the Company, any of the RMG Parties or any of their respective Subsidiaries, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code and (ii) the Company does not have any material liability with respect to a breach by a fiduciary (as defined in Section 3(21) of ERISA) has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

(i)            The Company has provided RMG with true and correct copies of any communications or election forms sent to participants in any Benefit Plan, employment agreement or similar contract regarding compliance with Section 409A of the Code.

(j)            Each Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured and the Company and its Subsidiaries are not obligated to directly pay any such benefits or to reimburse any third party payor for the payment of such benefits.

(k)           No Benefit Plan provides for post-retirement (or other post-termination) medical or health, life insurance or death benefits (through insurance or otherwise) for any Employee or any dependent or beneficiary of any Employee except as may be required by COBRA or any other similar law.

(l)            No Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

(m)          Except as set forth on Schedule 5.16(m), the Company and its Subsidiaries have not proposed, announced or agreed to create any additional Benefit Plans or to amend or modify any Benefit Plan in a manner that would (i) cause an increase in benefits under such Benefit Plan, (ii) cause the creation of new benefits or (iii) change any Employee coverage that would cause an increase in the expense of maintaining such Benefit Plan.

(n)           No Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Stock.

(o)           Schedule 5.16(o) sets forth each Benefit Plan which covers any non-U.S. Employees.

(p)           No Benefit Plan, other than a “pension plan” within the meaning of Section 3(2) of ERISA, is funded through a trust intended to be exempt from Tax pursuant to Section 501 of the Code.

(q)           For the avoidance of doubt, this Section 5.16 represents the sole and exclusive representations and warranties of the Company regarding employee benefit matters.

5.17         Labor; Employees.

(a)           Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract and (i) no other such Contract is currently being negotiated by the Company or any of its Subsidiaries, (ii) as of the date hereof, neither the Company nor any such Subsidiary is under any obligation to negotiate any such Contract, and (iii) to the Knowledge of the Company, none of the Employees has indicated a desire to be covered by such a Contract.  No labor organization or group of Employees has made a pending demand for recognition or certification, there are no existing organization drives targeting the Employees, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding relating to the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Body, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(b)           There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries nor have any strikes, work stoppages, slowdowns or lockouts occurred within three (3) years prior to the date hereof, (ii) unfair labor practices or other labor-related charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees, (iii)  written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress, or (iv) communication received by the Company or any of its Subsidiaries from any Governmental Body of any alleged violation by the Company or any of its Subsidiaries of any applicable Law that remains unresolved respecting employment, employment practices, and terms and conditions of employment. Schedule 5.17(b) sets forth a true, correct and complete list of any employment-related claims that have been asserted in writing or are pending against the Company or any of its Subsidiaries within the past three (3) years.

(c)           Schedule 5.17(c) sets forth a true, correct and complete list, as of October 19, 2006, of all of the Employees, and with respect to each such Employee:  (i) the total compensation (including base salary, paid salary, target bonus percentage, total bonus payout and total gross earnings) received by such individual in the immediately preceding fiscal year of the Company or the applicable Subsidiary, as the case may be; (ii) such individual’s base salary for the current fiscal year; (iii) such individual’s current title; and (iv) the date of hire of such Employee.  There are no outstanding loans to such individuals.  Amounts have been withheld by the Company and its Subsidiaries from their Employees for all periods in compliance with applicable Law.  Federal, state, local and foreign returns, as required by applicable Law, have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company’s and/or any of its Subsidiaries’ failure to file such returns when due and pay when due the amounts shown thereon to be due.

(d)           Except as set forth on Schedule 5.17(d), each Employee is employed on an at-will basis, and neither the Company nor any of its Subsidiaries has any Contract with any Employee which would interfere with the ability to discharge such Employee.  To the Knowledge of the Company, as of the date hereof no key Employee and no group of Employees has notified the Company of his, her or its plans to terminate or modify his, her or its status as an Employee or Employees (including upon consummation of the transactions contemplated hereby).

(e)           Neither the Company nor any of its Subsidiaries have any liability based upon, arising out of or relating to the classification of any individual working for or related to the Company or its Subsidiaries as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee, and no facts exist as a result of which the Company or any of its Subsidiaries would reasonably be expected to have any such liability.

(f)            All material levies, assessments and penalties made against the Company or any of its Subsidiaries pursuant to all applicable workers compensation legislation as of the date hereof have been paid by the Company and such Subsidiaries or accrued on their respective balance sheets, and the Company and such Subsidiaries have not been reassessed under any such legislation.

(g)           Except as disclosed on Schedule 5.17(g), (i) no Employee has any Contract with the Company or any of its Subsidiaries providing for the payment of severance or other compensation or benefits upon a termination of employment, and (ii) the consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to each Employee, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any employee benefit plan, Contract, arrangement or commitment, (B) any increase in the amount of compensation, benefits or fees payable to any such individual or (C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any such individual.

(h)           Except where such default or violation would not have a Material Adverse Effect, the Company and its Subsidiaries properly maintain and have timely completed I-9 employment verification forms for every Employee as of the date hereof and every Employee whose employment was terminated within the past three (3) years (collectively, the “I-9 Forms”).

(i)            Except where such default or violation would not have a Material Adverse Effect, the Company and its Subsidiaries properly maintain complete H-1B labor condition application and permanent labor certification documentation (collectively, “H-1B Documentation”) in connection with all Employees as of the date hereof and all Employees whose employment was terminated within the past four (4) years, in the case of a labor condition application, and within the past five (5) years, in the case of a permanent labor certification.

(j)            As of the date hereof, all obligations to individuals who are or have been Employees of the Company or any of its Subsidiaries for wages, retirement, severance, deferred compensation, commissions, Company Options, bonus and unemployment, other than for travel advances and reimbursements and tuition reimbursements in the Ordinary Course of Business, accrued to and including the date hereof and all contributions (voluntary or otherwise) to any payments under all Employee Benefit Plans have been duly paid, accrued or otherwise provided for by the Company or its Subsidiaries.

5.18         Legal Proceedings.

(a)           Except as set forth on Schedule 5.18, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened affecting or potentially affecting the Company or any of its Subsidiaries or any of their respective businesses, properties or assets; (the Legal Proceedings set forth on Schedule 5.18 are referred to herein as the “Specified Proceedings”).  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that are reasonably expected to prohibit or restrain the ability of the Company to consummate the transactions contemplated hereby.

(b)           The Company has made available to RMG or its Representatives: (i) copies of all documents providing indemnification and related obligations of the Company and its Subsidiaries with respect to the Specified Proceedings; (ii) copies of all material correspondence and all material filings with any Governmental Body with respect to the Specified Proceedings; (iii) any insurance coverage that applies to any of the Specified Proceedings; and (iv) all Contracts that are material to any of the foregoing.

(c)           There are no Legal Proceedings entered against, involving, pending or, to the Knowledge of the Company, threatened affecting or potentially affecting any Indemnitee or relating to any Claim for Damages as contemplated by Section 7.10.

5.19         Compliance with Laws; Permits.

(a)           The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Orders.  Except with respect to immaterial violations of any Laws or Orders, neither the Company nor any of its Subsidiaries has received any written notice of, has Knowledge of or has been charged with, the alleged violation of any Laws or Orders.

(b)           As of the date hereof, there are no required Permits for the conduct of the business of the Company and its Subsidiaries, other than standard real property occupancy certificates and Permits.

5.20         Environmental Matters.

The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Substance.  To the Company’s Knowledge, no Hazardous Substance has been released into the environment on or from the premises of the Company or any of its Subsidiaries which is required under applicable Environmental Laws to be abated or remediated by the Company or any of its Subsidiaries.  To the Company’s Knowledge, there are no past or present conditions, events, circumstances or facts that can reasonably be expected to form the basis of any claim or Legal Proceedings against or involving the Company or any of its Subsidiaries based on or related to any violation of any Environmental Law.  For the avoidance of doubt, this Section 5.20 represents the sole and exclusive representations and warranties of the Company regarding compliance with Environmental Laws.

5.21         Financial Advisors.

Except for the financial advisors set forth on Schedule 5.21 (the “Financial Advisor”), whose fees shall be included in the calculation of Transaction Expenses hereunder, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Company, RMG or any of their respective Subsidiaries in respect thereof.

5.22         Insurance.

(a)           The Company and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and its Subsidiaries, true and correct copies of which have been furnished to the Company and/or its Representatives.  The material insurance policies and fidelity bonds maintained with respect to the Company and its Subsidiaries and their respective assets and properties are set forth on Schedule 5.22(a).  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be required to be, paid with respect to any period ending prior to the Closing Date and disclosed  on Schedule 5.22(a)) and no notice of cancellation or termination has been received (or is expected by the Company to be received) with respect to any such policy which has not been (or will not be) replaced on substantially similar terms prior to the date of such cancellation or termination.

(b)           Except as set forth on Schedule 5.22(b), there is no pending: (i) material workers’ compensation claim; or (ii) other claim involving an amount in excess of $100,000 in any individual case $500,000 in the aggregate, in each case under or based upon any insurance policy of the Company or any of its Subsidiaries, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies.  With respect to each claim or Legal Proceeding that has been asserted or filed against the Company or any of its Subsidiaries on or prior to the date hereof, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

(c)           Neither the Company nor any of its Subsidiaries have been denied insurance for any reason with respect to any insurance policy for which it applied.  Neither the Company nor any of its Subsidiaries are in material breach or default under any insurance policy, and no event has occurred which, with the notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration, under such policy.  Since January 1, 2004, neither the Company nor any of its Subsidiaries have received any notice from an insurer disclaiming coverage or reserving rights with respect to any material claim.  Since January 1, 2004, neither the Company nor any of its Subsidiaries have incurred any material loss, damage, expense or liability known to the Company and covered by any such insurance policy for which either the Company or any such Subsidiary has not properly asserted a claim under such policy.  No policy limits for the Company or any of its Subsidiaries have been exhausted or materially reduced.

5.23         Transactions with Affiliates.

Except as set forth on Schedule 5.23, (a) no Contract or other arrangement between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors, officers, employees or stockholders, or any of their respective Affiliates or family members, on the other hand, existed or has existed since January 1, 2004 or will continue in effect subsequent to the Closing and (b) none of the respective directors, officers, employees or stockholders of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members, directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or has any claim or cause of action against the Company or any of its Subsidiaries.

5.24         Tax Treatment.

Neither the Company nor any of its Subsidiaries has taken or agreed to take, or failed to take, any action to, and the Company has no Knowledge of any fact or circumstance that is reasonably likely to, prevent the ISS Merger, when taken together with the RMG Merger, from qualifying as an exchange governed by Section 351 of the Code.

5.25         Approval; Takeover Statutes.

(a)           No state takeover statute or similar statute or regulation or charter or by-law anti-takeover provision applies or purports to apply to the Company with respect to this Agreement, the ISS Merger or any other transaction contemplated hereby.  The board of directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the ISS Merger.

(b)           The only required approvals of the Stockholders of the Company of this Agreement and the ISS Merger are the approvals of the following: (i) the holders of a majority of the outstanding shares of Company Common Stock (voting on an as-converted basis assuming the conversion of all outstanding Preferred Stock) and (ii) the holders of a majority of the outstanding shares of the Series A Preferred Stock voting as a separate class (the “Required Merger Stockholder Vote”).

5.26         Registered Investment Advisor.

The Company’s wholly-owned Subsidiary, Institutional Shareholder Services Inc. (“ISS”), is duly registered with the SEC as an investment adviser and is an investment adviser notice filer in the States of Maryland, New York and Illinois and in the District of Columbia.  ISS has no investment adviser representatives, as such term is defined in Rule 203A-3(a) under the Investment Advisers Act of 1940 (“Advisers Act”).  ISS has delivered or made available to RMG a true and complete copy of its most recent Form ADV, as amended to date.  The information contained in such form was true and complete, in all material respects, at the time of filing and ISS has made all amendments to such form as it is required to make under the Advisers Act.  The information contained in such recent Form ADV, as amended to date, is true and complete on the date hereof, in all material respects.

5.27         Disclosure Statement; Information Supplied.

None of the information supplied or to be supplied by the Company or any of its Affiliates, directors, officers, employees, agents or Representatives for inclusion in, and which is included in, the Disclosure Statement will, at the time of mailing or other delivery of the Disclosure Statement (or any amendment thereof or supplement thereto) to the holders of Company Stock or Company Options, at the Election Date or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to applicable Law is required be set forth in an amendment or supplement to the Disclosure Statement, the Company shall notify RMG of the same in writing.

5.28         Absence of Certain Payments.

None of the Company, any of its Subsidiaries or any of their respective Affiliates, officers, directors or employees, or, to the Knowledge of the Company. agents, Representatives or other Persons acting on behalf of any of them, have (a) engaged in any activity prohibited by the U.S. Foreign Corrupt Practices Act of 1977 or any other similar Law or Order and (b) without limiting the generality of the preceding clause (a), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others.  None of the Company, any of its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, Representatives or other Persons acting on behalf of any of them have accepted or received any contributions, payments, gifts or expenditures on an unlawful basis or as a means of influencing the decision making or any other process of the Company or any of its Subsidiaries.

5.29         Books and Records

Except as set forth on Schedule 5.29, the books of account, minute books and record books of the Company and each of its Subsidiaries, all of which have been, or, with respect to certain Subsidiaries of the Company, prior to the Effective Date will be, made available to RMG or its Representatives, are true, complete and correct in all material respects.

5.30         Deposit Accounts.

Schedule 5.30 contains a true, correct and complete list of (a) the name of each financial institution in which the Company and each of its Subsidiaries has an account or safe deposit box, (b) the name(s) in which each account or box is held, (c) the account type and (d) the name of each Person authorized to draw on or have access to each account or box.

5.31         Business Process Reengineering Initiative.

The material terms and current status of the Company’s Business Process Reengineering initiative (the “BPR Initiative”), including, without limitation, with respect to the status of the operational improvements to date in (a) research gathering, (b) client service and reporting and (c) voting processing, including the expected date of completion of each such improvement and a reasonable estimate as to the outstanding amounts which will be required to be invested in order to complete each such improvement, have been made available to, and discussed with, RMG.

5.32         Indebtedness; Transaction Expenses; Other Expenses.

(a)           The amount of the Company’s outstanding Indebtedness for borrowed money as of October 30, 2006 is set forth on Schedule 5.32(a).

(b)           The aggregate amount of accrued but unpaid dividends on the Series A Shares as of October 30, 2006 is set forth on Schedule 5.32(b).

(c)           Schedule 1.1(a)(3) sets forth the amount of each Other Expense to be paid by the Company at or prior to the Effective Time, to the extent such amount is reasonably ascertainable as of the date hereof.  Schedule 5.32(c) sets forth (i) the letter agreement, dated as of March 6, 2006, as amended on August 2, 2006, between the Company and the Financial Advisor, in its capacity as such, and (ii) a list of counsel, actuaries, brokers, investment bankers, auditors and other professional advisors to the Company or any of its Subsidiaries as of the date hereof whose fees and any other amounts payable thereto would be Transaction Expenses, indicating a breakdown of the Transaction Expenses paid or payable (or a good faith estimate thereof if ascertainable) to each such Person as of the date hereof.

5.33         Condition of the Business.

Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges that RMG is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by RMG in Article VI (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof).  Except with respect to fraud or willful misrepresentation to the Company in connection with this Agreement, any claims the Company may have for breach of representation or warranty shall be based solely on the representations and warranties of RMG set forth in Article VI (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof).  The Company further acknowledges that none of the RMG Parties, nor any of their respective Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the RMG Parties or any of their respective Subsidiaries, or the transactions contemplated by this Agreement, not expressly set forth in this Agreement, and none of the RMG Parties, nor any of their respective Affiliates or Representatives, nor any other Person, will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or its Representatives or the Company’s use of any such information, including any confidential memoranda distributed on behalf of RMG relating to RMG or any of its Subsidiaries or other publications or data room information provided to the Company or its Representatives, or any other document or information in any form provided to the Company or its Representatives in connection with the transactions contemplated hereby, except for RMG’s representations and warranties contained in Article VI.  The Company acknowledges that it has conducted (or will have conducted prior to the Effective Time), to its satisfaction, its own independent investigation of the condition, operations and business of RMG and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Company has relied and will rely on the results of its own independent investigation, subject to the truth and accuracy of the representations and warranties given or made by RMG set forth in Article VI.

5.34         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to RMG or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to RMG by any Representative of the Company or any of its Affiliates).  The disclosure of any matter or item in any Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF RMG

RMG hereby represents and warrants to the Company, as of the date hereof, that:

6.1           Organization and Good Standing of the RMG Parties.

RMG is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, lease and operate its properties and carry on its business as it is now being conducted.  Each of the Merger Subs and Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, lease and operate properties and carry on its business as it is now being conducted.  Each of the Merger Subs and Holding Company is a newly-formed corporation organized for the sole purpose of effecting the Mergers and the transactions contemplated hereby and has no assets, liabilities or properties and otherwise does not conduct any business.

6.2           Authorization of Agreement.

Each of the RMG Parties have all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the RMG Parties in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “RMG Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the RMG Parties of this Agreement and each RMG Document have been duly authorized by all necessary respective corporate action on behalf of the RMG Parties.  This Agreement has been, and each RMG Document will be at or prior to the Closing, duly executed and delivered by the RMG Parties, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each RMG Document when so executed and delivered will constitute, the legal, valid and binding obligations of the RMG Parties, enforceable against the RMG Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3(a) hereto, none of the execution and delivery by any of the RMG Parties of this Agreement or the RMG Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any of the RMG Parties with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of any of the RMG Parties; (ii) any Contract or Permit to which any of the RMG Parties is a party or by which any of the properties or assets of any of the RMG Parties are bound; (iii) any Order applicable to any of the RMG Parties or by which any of the properties or assets of any of the RMG Parties are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not, individually or in the aggregate, have or be reasonably expected to have a material adverse effect on the ability of any of the RMG Parties to consummate the transactions contemplated by this Agreement.

(b)           Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any RMG Party in connection with the execution and delivery of this Agreement or the RMG Documents or the compliance by any of the RMG Parties with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder and any other applicable Antitrust Laws, (ii) the Required RMG Approvals, (iii) such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings, the absence of which, or the failure to make which would not have a material adverse effect on the ability of any of the RMG Parties to consummate the transactions contemplated by this Agreement, (iv) the filing of the Certificates of Merger, (v) consents, waivers, approvals, filings or notices associated with complying with U.S. Federal and State securities Laws in connection with the issuance of Holding Company Shares and (vi) notice to RMG stockholders pursuant to Section 228(e) of the DGCL.

(c)           The vote or consent of (i) the holders of the issued and outstanding RMG Common Stock, (ii) RMG, as the sole stockholder of Holding Company, and (iii) Holding Company, as the sole stockholder of each of ISS Merger Sub and RMG Merger Sub (collectively, the “Required RMG Approvals”), is the only vote or consent of the holders of any class or series of capital stock of any of the RMG Parties necessary to approve this Agreement or the Mergers or the transactions contemplated hereby.

6.4           Investment Intention.

RMG is acquiring through the ISS Merger the shares of capital stock of the ISS Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  RMG understands that the shares of capital stock of the ISS Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.5           Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any RMG Party or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6           Financial Ability to Perform the Agreement.

A true, correct and complete copy of the debt commitment letter dated the date of this Agreement from Banc of America Securities LLC (the “Debt Commitment Letter”) providing for $485.0 million in debt financing as described therein (the “Debt Financing”) is attached hereto as Exhibit 6.6, which is in full force and effect as of the date of this Agreement.  Assuming satisfaction of all applicable conditions set forth in the Debt Commitment Letter and full funding thereunder of all amounts available under the terms of the Debt Commitment Letter, on the Closing Date, the RMG Parties shall have sufficient funds necessary to pay the aggregate merger consideration due to the holders of Company Stock and Company Options pursuant to Article III, and all fees and expenses payable in connection with the transactions contemplated hereby.  The obligations of the financing sources to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter.  As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Debt Commitment Letter by any of the RMG Parties.

6.7           Tax Treatment.

None of the RMG Parties has taken or agreed to take, or failed to take, any action to, and RMG has no knowledge of any fact or circumstance that is reasonably likely to, prevent the ISS Merger, when taken together with the RMG Merger, from qualifying as an exchange governed by Section 351 of the Code.

6.8           Disclosure Statement; Information Supplied.

None of the information supplied or to be supplied by or on behalf of any RMG Party or any of their respective Affiliates, directors, officers, employees, agents or Representatives for inclusion in, and which is included in, the Disclosure Statement will, at the time of mailing or other delivery of the Disclosure Statement (or any amendment thereof or supplement thereto) to the holders of Company Stock or Company Options, at the Election Date

or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to any RMG Party or any of its Subsidiaries, or their respective officers or directors, should be discovered by any RMG Party which, pursuant to applicable Law is required be set forth in an amendment or supplement to the Disclosure Statement, RMG shall notify the Company of the same in writing.

6.9           Capitalization.

(a)           As of the date hereof, the authorized capital stock of RMG consists of 35,000,000 shares of RMG Common Stock, of which 17,024,397 shares are issued and outstanding.  8,000,000 shares of RMG Common Stock are reserved for issuance under its equity-based incentive plans.  As of the date hereof, the authorized capital stock of Holding Company consists of 200 shares of Common Stock, of which 200 shares are issued and outstanding.  As of the date hereof, (i) no Holding Company Shares are reserved for issuance under any equity-based incentive plans and (ii) except as set forth in this Section 6.9(a) or any Schedule delivered pursuant to this Section 6.9, there are no shares of capital stock or other equity securities of RMG or Holding Company issued, reserved for issuance or outstanding.

(b)           Except as set forth on Schedule 6.9(b), all outstanding shares of RMG Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any Lien or any other purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of RMG or any Contract to which RMG is a party or otherwise bound.

(c)           Except as set forth on Schedule 6.9(c), as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RMG or any of its Subsidiaries is a party or by which any of them is bound obligating RMG or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, RMG or of any of its Subsidiaries.

(d)           Except pursuant to RMG’s Organizational Documents or as set forth on Schedule 6.9(d), neither RMG nor any of its Subsidiaries has any obligation to repurchase, redeem or otherwise acquire any shares of capital stock of RMG or any of its Subsidiaries or to register any securities under the Securities Act, or under any state securities laws.

(e)           Schedule 6.9(e) sets forth a true and correct list as of the date hereof of all (i) holders of record of RMG Common Stock and the number of shares held by each such holder and (ii) outstanding RMG options including, in each case, identification of the holder, exercise price, expiration date and vesting date thereof, and the plan pursuant to which such RMG options were issued.

6.10         Financial Statements.

(a)           Schedule 6.10(a) sets forth the following financial statements of RMG (the “RMG Financial Statements”): (a) the consolidated balance sheets of RMG at each of December 31, 2005, 2004 and 2003, respectively (December 31, 2005, the “RMG Balance Sheet Date” and, such December 31, 2005 balance sheet, the “RMG Balance Sheet”), and the related consolidated statements of operations, Stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2005, 2004 and 2003, respectively, in each case audited by Deloitte & Touche LLP (collectively, the “RMG Audited Financial Statements”); and (b) the unaudited balance sheet of RMG as of September 30, 2006 (the “RMG Interim Balance Sheet Date” and such September 30, 2006 balance sheet, the “RMG Interim Balance Sheet”), and the related unaudited statements of operations and cash flows for the nine-month period ended September 30, 2006 (the “RMG Unaudited Financial Statements”).  The RMG Financial Statements (i) are accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP consistently applied, (iii) are consistent with the books and records of RMG and (iv) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of RMG and its Subsidiaries as of the dates and for the periods indicated therein; provided, however, that the RMG Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b)           Neither RMG nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any other similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among any of RMG or its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving RMG or any of its Subsidiaries in the RMG Financial Statements.

6.11         Legal Proceedings.

There are no Legal Proceedings pending or, to the knowledge of RMG, threatened affecting or potentially affecting any RMG Party or any of their respective Subsidiaries or any of their respective businesses, properties or assets.  There are no Legal Proceedings pending or, to the knowledge of RMG, threatened that are reasonably expected to prohibit or restrain the ability of any of the RMG Parties to consummate the transactions contemplated hereby.

6.12         Ownership; No Prior Activities.

RMG formed each of the Merger Subs and Holding Company solely for the purposes of engaging in the transactions contemplated by this Agreement, and no RMG Party, other than RMG, has engaged in any business activity or conducted any operations other than in connection with the transactions contemplated hereby, and as of the Closing Date will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Holding Company are owned of record and beneficially by RMG, and all of the outstanding shares of capital stock of each Merger Sub are owned of record and beneficially by Holding Company.

6.13         Condition of the Business.

Notwithstanding anything contained in this Agreement to the contrary, RMG acknowledges that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof), and RMG acknowledges that, except for the representations and warranties contained therein, the assets and the business of the Company and its Subsidiaries are being acquired on a “where is” and, as to condition, “as is” basis.  Except with respect to fraud or willful misrepresentation to any of the RMG Parties in connection with this Agreement, any claims RMG (or Holding Company) may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article V (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof).  RMG further acknowledges that none of the Company, nor any of its Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement, not expressly set forth in this Agreement, and none of the Company, nor any of its Affiliates or Representatives, nor any other Person, will have or be subject to any liability to RMG or any other Person resulting from the distribution to RMG or its Representatives or RMG’s use of any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to RMG or its Representatives, or any other document or information in any form provided to RMG or its Representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby, except for the Company’s representations and warranties contained in Article V.  RMG acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, RMG has relied on the results of its own independent investigation, subject to the truth and accuracy of the representations and warranties given or made by the Company in this Agreement.

6.14         No Other Representations or Warranties.

Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof), none of the RMG Parties nor any other Person makes any other express or implied representation or warranty with respect to any of the RMG Parties or any of their respective Subsidiaries or the transactions contemplated by this Agreement, and RMG disclaims any other representations or warranties, whether made by RMG or any of its Affiliates or Representatives.  Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedule hereto as supplemented or amended in accordance with the terms hereof), RMG hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any

Representative of RMG or any of its Affiliates).  The disclosure of any matter or item in any Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VII - COVENANTS

7.1           Disclosure Statement.

(a)           As promptly as practicable after the execution of this Agreement, RMG and the Company shall prepare a disclosure statement (together with any amendments thereof or supplements thereto, the “Disclosure Statement”) relating to this Agreement and the transactions contemplated hereby, which Disclosure Statement shall include, without limitation, the following information:

(i)            a summary description of this Agreement, the Mergers and the other transactions contemplated hereby;

(ii)           a summary description of the business of RMG and Holding Company following the Closing;

(iii)          risk factors relating to, among other things, the transactions contemplated by this Agreement and equity ownership of Holding Company following the Closing;

(iv)          audited historical financial information of each of RMG and the Company and unaudited interim financial information of each of RMG and the Company; and

(v)           any additional information required by applicable Law.

Each of RMG and the Company shall furnish all information concerning itself as may reasonably be requested by the other party in connection with such the preparation of the Disclosure Statement.  As promptly as practicable after the Disclosure Statement has been prepared, but in no event more than ten (10) Business Days following the date hereof, the Company shall deliver the Disclosure Statement (along with the other Stockholder Documents, in the case of holders of Company Stock, and the applicable Form(s) of Election) to all holders of Company Stock and Company Options (the date of such delivery, the “Delivery Date”).

(b)           Each of RMG and the Company shall, if required, prepare, and the Company shall deliver to the Company’s stockholders, any amendment or supplement to the Disclosure Statement which may become reasonably necessary or advisable after the date the Disclosure Statement is mailed and before the Effective Time.  No such amendment or supplement to the Disclosure Statement shall be made by RMG or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed.  If, at any time prior to the Effective Time, any information relating to either party, or any of their respective Affiliates, officers or directors, should be discovered by the Company or RMG that should be set forth in an amendment or supplement to the Disclosure Statement, so that the Disclosure Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party thereof, and an appropriate amendment or supplement describing such information shall, to the extent required by Law, be delivered or otherwise disseminated to all holders of Company Stock and Company Options.

7.2           Access to Information.

(a)           During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 4.2, upon reasonable prior notice to the Company (and, with respect to competitively sensitive information of the Company or any of its Subsidiaries with respect to their respective operations or business opportunities directly competitive with RMG or any of RMG’s Subsidiaries, upon the consent of the Company, not to be unreasonably withheld), RMG shall be entitled, through its Representatives, to reasonable access (subject to restrictions imposed by requirements of applicable Law) during normal business hours to the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries (including, without limitation, Tax Returns, work papers, financial operating data, monthly financial statements and other documents and information relating to the Company and its Subsidiaries) as it reasonably requests and if the Company so requests, RMG or its Representatives shall be accompanied by a Representative of the Company.  In addition, the Company shall, and shall cause its Representatives to, permit RMG’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and internal controls to discuss such matters as RMG may deem necessary or appropriate, among other things, in order to enable RMG, following the Closing, to satisfy its obligations under applicable Law.  Notwithstanding anything herein to the contrary, (i) no investigation or receipt of information pursuant to this Section 7.2(a) shall qualify any representation or warranty of the Company or the conditions to the obligations of the RMG Parties, (ii) no such investigation or examination pursuant to this Section 7.2(a) shall be permitted to the extent that it would require the Company or any of its Subsidiaries to provide any information or access that it reasonably believes could violate any applicable Law, including Antitrust Laws, or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound or cause the forfeiture of any attorney-client privilege and (iii) prior to the Closing, without the prior written consent of a Representative of the Company (who shall be identified in writing to RMG as the Representative contemplated by this Section 7.2(a)), (x) RMG shall not contact any suppliers to, or customers of, the Company or any of its Subsidiaries in respect of this Agreement or the transactions contemplated hereby and (y) RMG shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

(b)           Without limiting the generality of the foregoing Section 7.2(a), the Company shall prepare and deliver to RMG monthly financial statements as and when prepared by the Company consistent with its usual and historical practice and in accordance with GAAP.

(c)           During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 4.2, upon reasonable prior notice to RMG (and, with respect to competitively sensitive information of RMG or any of its Subsidiaries with respect to their respective operations or business opportunities directly competitive with the Company or any of its Subsidiaries, upon the consent of RMG, not to be unreasonably withheld), the Company shall be entitled, through its Representatives, to reasonable access (subject to restrictions imposed by requirements of applicable Law) during normal business hours to the properties, businesses and operations of RMG and its Subsidiaries and such examination of the books and records of RMG and its Subsidiaries (including, without limitation, Tax Returns, work papers, financial operating data, monthly financial statements and other documents and information relating to RMG and its Subsidiaries) as it reasonably requests and if RMG so requests, the Company or its Representatives shall be accompanied by a Representative of RMG.  Notwithstanding anything herein to the contrary, (i) no investigation or receipt of information pursuant to this Section 7.2(c) shall qualify any representation or warranty of RMG or the conditions to the obligations of the Company, (ii) no such investigation or examination pursuant to this Section 7.2(c) shall be permitted to the extent that it would require RMG or any of its Subsidiaries to provide any information or access that it reasonably believes could violate any applicable Law, including Antitrust Laws, or conflict with any confidentiality obligations to which RMG or any of its Subsidiaries is bound or cause the forfeiture of any attorney-client privilege and (iii) prior to the Closing, without the prior written consent of a Representative of RMG (who shall be identified in writing to the Company as the Representative contemplated by this Section 7.2(c)), (x) the Company shall not contact any suppliers to, or customers of, RMG or any of its Subsidiaries in respect of this Agreement or the transactions contemplated hereby and (y) the Company shall have no right to perform invasive or subsurface investigations of the properties or facilities of RMG or any of its Subsidiaries.

7.3           Conduct of Business Pending the Closing.

(a)           From the date hereof until the Closing, except (i) as set forth on Schedule 7.3(a), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of RMG, the Company shall, and shall cause its Subsidiaries to:

(i)            conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and

(ii)           use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, and (B) preserve the present relationships with customers, suppliers, licensors and licensees of the Company and its Subsidiaries.

(b)           Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.3(b), (x) as required by applicable Law, (y) as otherwise expressly contemplated by this Agreement or (z) with the prior written consent of RMG, the Company shall not, and shall not permit its Subsidiaries to:

(i)            (A) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries; (B) declare or pay dividends on, or make other distributions in respect of, any of its capital stock; (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (D) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)           issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of capital stock or any other security (or any right to acquire such capital stock or other security, including options) of the Company or any of its Subsidiaries, other than the issuance of Company Shares upon the exercise of Company Options for cash;

(iii)          amend or modify any of the Company Organizational Documents or the Subsidiary Organizational Documents;

(iv)          (A) increase the compensation, bonuses or benefits of any director, officer or any other employee, or consultant, other than annual salary increases in the Ordinary Course of Business at the regularly scheduled times (provided, that (1) the aggregate dollar amount of such increases for the calendar year 2007 shall not exceed 105% of the corresponding amount for the calendar year 2006, (2) in the case of incentive bonuses, the aggregate dollar amount of such bonuses for calendar year 2007 shall not exceed 105% of the amount paid for calendar year 2006, and (3) the Company may increase incentive bonuses for calendar year 2006 only in accordance with Section 7.23), (B) adopt any new stock plan or employee benefit plan or any amendment to an existing Stock Plan or other benefit plan other than as required by applicable Law or the express terms of this Agreement, or amend or modify the Company’s Sales Commission Plan, Sales Management Bonus Plan or 2006 Annual Incentive Compensation Plan, other than as required by applicable Law, (C) enter into any Contract with any current director, officer or employee, other than to extend the term of a current Contract with such director, officer or employee upon the expiration of the current term in the Ordinary Course of Business as may be necessary to comply with applicable statutory requirements (provided, that the Company shall be permitted in any event to extend its employment agreement with John Connolly for a single period of thirty (30) days or less), (D) enter into any consulting Contract with any consultant providing for payments in excess of $100,000 in the aggregate, (E) accelerate the payment of compensation or benefits to any director, officer, employee or consultant except as required by applicable Law, agreements in effect as of the date of this Agreement or the express terms of this Agreement, (F) enter into any employment, severance, retention or change of control Contract with any employee or other service provider of the Company or any of its Subsidiaries, other than to extend the term of a current Contract with such director, officer or employee upon the expiration of the current term in the Ordinary Course of Business as may be necessary to comply with applicable statutory requirements (provided, that the Company shall be permitted in any event to extend its employment agreement with John Connolly for a single period of thirty (30) days or less), or (G) settle the matter identified in item 3 of Schedule 7.3(b) for an amount in excess of the holdback as contemplated by the IRRC Agreement (as defined therein);

(v)           (A) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Exceptions, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business, (C) otherwise incur any additional Indebtedness or guarantee any such Indebtedness of another Person, (D) otherwise incur any Indebtedness for borrowed money or guarantee any such Indebtedness for borrowed money of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, grant any Lien for Indebtedness for borrowed money to any Person, or (E) enter into any arrangement having the economic effect of any of the foregoing;

(vi)          enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $100,000 for any individual commitment and $500,000 for all commitments in the aggregate, or incur any capital, operating or other such cost or expense, in each case, other than in the Ordinary Course of Business, including for capitalized software development consistent with past practice;

(vii)         enter into or agree to enter into any merger or consolidation with any Person, or acquire the securities or a substantial portion of the assets of any Person;

(viii)        sell, lease, exclusively license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), other than in the Ordinary Course of Business;

(ix)           discharge or satisfy any Lien in excess of $100,000 or pay any obligation or liability (absolute or contingent) in excess of $100,000, other than current liabilities paid in the Ordinary Course of Business;

(x)            remove any part or all of the Security Deposits;

(xi)           waive any rights or claims of material value, whether or not in the Ordinary Course of Business;

(xii)          change in its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP as agreed to by the Company’s independent public accountants or as may be required by applicable Law;

(xiii)         (A) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract or (B) enter into any Contract that, if executed prior to the date hereof, would have been a Material Contract that would have been required to be included on Schedule 5.14 (or any subpart or subsection thereof), other than in the Ordinary Course of Business;

(xiv)        make any charitable contributions or pledges in excess of $10,000 in the aggregate;

(xv)         make any change in the cash management or working capital management of the Company and its Subsidiaries other than in the Ordinary Course of Business;

(xvi)        loan or advance any amount to, or sell, transfer or lease any of its assets to, any Stockholders or any of their respective Affiliates (excluding the Company and any of its Subsidiaries);

(xvii)       settle any Legal Proceeding (including the Specified Proceedings) or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of any of the Company or any of its Subsidiaries, or involves only the payment of monies by the Company or its Subsidiaries of not more than $500,000 in the aggregate for all such settlements;

(xviii)      make any material change with respect to the BPR Initiative;

(xix)         make any material Tax election or amend any material Tax election, or settle or compromise any material liability for Tax;

(xx)          (A) incur any Other Expenses, other than substantially in accordance with Schedule 1.1(a)(3), (B) amend, modify or enter into any Contract with the Financial Advisor that results in any increase to the amount of Transaction Expenses payable to the Financial Advisor, in its capacity as such, (C) amend, modify or enter into any Contract with any Person that results in any increase to the amount of Other Expenses, or (D) engage any counsel, actuaries, brokers, investment bankers, auditors or other professional advisors whose fees or any other amounts payable thereto would be Transaction Expenses, other than the professionals identified on Schedule 5.32(c), except, in the case of this clause (D), with RMG’s prior written consent, which consent shall not be unreasonably withheld or delayed; or

(xxi)         authorize any of, or commit or agree to do, anything prohibited by this Section 7.3(b).

(c)           From the date hereof until the Closing, except (i) as set forth on Schedule 7.3(c), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of the Company, RMG shall, and shall cause its Subsidiaries to:

(i)            conduct the respective businesses of RMG and its Subsidiaries only in the Ordinary Course of Business; and

(ii)           use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of RMG and its Subsidiaries, and (B) preserve the present relationships with customers, suppliers, licensors and licensees of RMG and its Subsidiaries.

(d)           Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.3(d), (x) as required by applicable Law, (y) as otherwise expressly contemplated by this Agreement or (z) with the prior written consent of the Company, RMG shall not, and shall not permit its Subsidiaries to:

(i)            (A) effect any recapitalization, reclassification or like change in the capitalization of RMG or any of its Subsidiaries; (B) declare or pay dividends on, or make other distributions in respect of, any of its capital stock; (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any RMG Parties’ capital stock; or (D) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of RMG or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of such shares from the employees of RMG and its Subsidiaries in the Ordinary Course of Business or as required pursuant to the arrangements disclosed in Schedule 6.9(d);

(ii)           issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of capital stock or any other security (or any right to acquire such capital stock or other security) of RMG or any of its Subsidiaries, other than the issuance of shares of RMG Common Stock upon the exercise of options to purchase such shares for cash and the granting of options to purchase shares of RMG Common Stock to employees or directors of RMG or its Subsidiaries in the Ordinary Course of Business;

(iii)          amend or modify the certificate of incorporation, by-laws or other similar organizational documents of RMG or any of its Subsidiaries;

(iv)          loan or advance any amount to, or sell, transfer or lease any of its assets to, any of its stockholders or any of their respective Affiliates (excluding RMG and its Subsidiaries) outside of the Ordinary Course of Business; or

(v)           authorize any of, or commit or agree to do, anything prohibited by this Section 7.3(d).

(e)           Notwithstanding any other provision to the contrary in this Agreement, nothing in this Agreement shall be deemed to prohibit any holder of Company Stock from transferring some or all such shares of Company Stock prior to the Election Date (i) to other existing holders of Company Stock or (ii) to an Affiliate of such holder; provided, that as a condition to such transfer, the transferor shall execute a release in form and substance reasonably satisfactory to the Company and the RMG Parties.

7.4           Indebtedness.

No later than two (2) Business Days prior to the date on which the Closing is expected to occur, the Company shall deliver to RMG copies of customary forms of pay-off letters to be executed at the Effective Time from all holders of outstanding Indebtedness of the Company and its Subsidiaries set forth on Schedule 7.4, and shall make arrangements satisfactory to RMG for the full, final and indefeasible release at the Effective Time of (a) all Liens over the properties and assets of the Company and its Subsidiaries securing such Indebtedness and (b) the Company and its Subsidiaries from all liabilities, obligations or commitments under any Contract relating to such Indebtedness.  At the Effective Time, at RMG’s election, either (x) the Company, to the extent the Company has available cash, or (y) RMG (or Holding Company), on behalf of the Company, shall settle all such Indebtedness in full.

7.5           Transaction Expenses.

No later than two (2) Business Days prior to the date on which the Closing is expected to occur, the Company shall furnish to RMG a statement, prepared in reasonable detail and specificity, providing a complete and accurate listing of all Transaction Expenses and the Persons to which such Transaction Expenses are payable.  At the Effective Time, RMG (or Holding Company) shall, or shall cause the ISS Surviving Corporation to, pay the Transaction Expenses listed on such statement in the amounts shown thereon.

7.6           Consents.

The RMG Parties and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(a), 5.3(b), 5.14(a)(ii), 6.3(a), 6.3(b), 7.7(a) and 7.7(b) hereof; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

7.7           Regulatory Approvals.

(a)           Each of the RMG Parties and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body with respect to any such filing or any such transaction.  Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

(b)           Each of the RMG Parties and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the FTCA, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of the RMG Parties and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing reasonably available avenues of administrative and judicial appeal and reasonably available legislative action, unless, by mutual agreement, RMG and the Company decide that litigation is not in their respective best interests.  Each of the RMG Parties and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of the RMG Parties and the Company agree to use commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.  Notwithstanding anything to the contrary, Parent shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or business of Parent (or any of its Subsidiaries) and (z) otherwise taking or committing to take, actions that limit Parent or its Subsidiaries’ freedom of action with respect to, or its ability of retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby.

(c)           RMG shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws in respect of the parties’ obligations under Section 7.7(a) and Section 7.7(b) above.

7.8           Further Assurances.

Each of the RMG Parties and the Company shall use (and the Company shall cause each of its Subsidiaries to use) commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  Each of the RMG Parties and the Company shall use commercially reasonable efforts to cause the Closing to occur, subject to the conditions to Closing set forth in Article VIII.  Each of the RMG Parties and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VIII not being satisfied.

7.9           Confidentiality.

The parties acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Non-Disclosure Agreement between RMG and the Company dated as of July 19, 2006 (as amended from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

7.10         Indemnification, Exculpation and Insurance.

(a)           For the six-year period commencing immediately after the Effective Time, Holding Company shall, and shall cause the Company and the ISS Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all Damages in connection with any Legal Proceeding, whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any Legal Proceeding relating in whole or in part to this Agreement and the transactions contemplated hereby), to the fullest extent permitted under applicable Law and the Company Organizational Documents and the Subsidiary Organizational Documents as currently in effect, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the Subsidiary Organizational Documents as currently in effect.  Without limiting the foregoing, RMG and/or Holding Company, from and after the Effective Time, shall cause the certificate of incorporation and the by-laws of the ISS Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than those set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, subject to applicable Law.  In addition, from and after the Effective Time, RMG and/or Holding Company shall, and shall cause the Company and the ISS Surviving Corporation to, pay any reasonable expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 7.10 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.10) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           Each of Holding Company, the ISS Surviving Corporation and the Indemnitees shall cooperate in the defense of any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 7.10, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For the six-year period commencing immediately after the Effective Time, Holding Company shall cause the ISS Surviving Corporation to obtain and maintain “run-off” directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are, as of the date hereof, covered by the Company’s directors’ and officers’ liability insurance policy (the “Existing Policy”) on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such Existing Policy in effect on the date hereof, as disclosed by the Company to RMG prior to the date hereof; provided, that (i) Holding Company may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time; and (ii) Holding Company shall not be required to pay annual premiums for the Existing Policy (or any substitute policies) in excess of 150% of the current annual premium paid by the Company.

(d)           The provisions of this Section 7.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of RMG, Holding Company and the ISS Surviving Corporation under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.10 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.10 applies shall be third party beneficiaries of this Section 7.10).

(e)           In the event that RMG, Holding Company, the ISS Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of RMG, Holding Company and the ISS Surviving Corporation, as the case may be, shall assume all of the obligations thereof set forth in this Section 7.10.

7.11         Publicity.

(a)           Neither the Company nor RMG nor any of their respective Affiliates or Representatives shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, unless, in the reasonable and good faith judgment of the Company or RMG, upon the advice of counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which RMG lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the content thereof.  The Company and RMG agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed by them.

(b)           Each of RMG and the Company agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is, in the reasonable and good faith judgment of the Company or RMG, upon the advice of counsel, required by applicable Law, and only to the extent required by such Law.

7.12         Negotiations.

From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 4.2 hereof, subject to Section 7.3(b), the Company shall not, and shall not permit or cause any of its Subsidiaries, the officers and directors of the Company, or any Persons controlled by the Company or any its Subsidiaries, or any of their respective Representatives, to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than RMG or its Representatives) concerning any merger involving the Company or its Subsidiaries, sale of all or any portion(s) of the consolidated assets of the Company and its Subsidiaries, sale of the shares of capital stock of the Company or any of its Subsidiaries or any other transaction similar to the transactions contemplated hereby.  The Company shall promptly communicate to RMG any substantial inquiries or communications concerning any such transaction which the Company or its Subsidiaries may receive.

7.13         Stockholder Approvals.

(a)           Following the execution of this Agreement on the date hereof, the Company shall promptly take all action necessary in accordance with the DGCL and the Company Organizational Documents, for the purpose of approving this Agreement and the transactions contemplated hereby, to convene a meeting of the Company’s securityholders or to obtain the consent of the Company’s securityholders by written action in lieu of a meeting, and the Company shall use all reasonable efforts to solicit from securityholders of the Company proxies or written consents in favor of the ISS Merger and shall use reasonable efforts to secure the Required Merger Stockholder Vote, evidence of which shall be delivered to RMG promptly following the execution of this Agreement on the date hereof.  The approval of this Agreement by the requisite vote or written consent of the Stockholders (including the ISS Written Consent), when obtained, shall be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders.

(b)           Following the execution of this Agreement on the date hereof, RMG shall promptly take all action necessary in accordance with the DGCL and the certificate of incorporation of RMG, for the purpose of approving this Agreement and the transactions contemplated hereby, to convene a meeting of the holders of RMG Common Stock or to obtain the consent of such holders by written action in lieu of a meeting, and RMG shall use reasonable efforts to solicit from such holders proxies or written consents in favor of the RMG Merger and shall use reasonable efforts to secure the Required RMG Approvals, evidence of which shall be delivered to the Company promptly following the execution of this Agreement on the date hereof.

7.14         Debt Financing.

The Company shall provide, and shall cause each of its Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by RMG in connection therewith.

7.15         Holding Company Option Plan.

Upon the Closing, Holding Company shall implement, or cause to be implemented, a stock option plan (such plan, the “Holding Company Option Plan”).  Upon the Closing, the Compensation Committee (or the equivalent thereof) of the Board of Directors of Holding Company shall determine the number of Holding Company Options to be issued under the Holding Company Option Plan (a) to John Connolly, and (b) after taking into consideration the recommendations of each of John Connolly and Ethan Berman, to the employees of each of the RMG Surviving Corporation and the ISS Surviving Corporation; provided, that a number of Holding Company Options exercisable once vested into at least 1.6 million Holding Company Shares shall be issued to those former Employees who are continuing as employees of the ISS Surviving Corporation or Holding Company as of the Effective Time, unless John Connolly and the Compensation Committee (or the equivalent thereof) of the Board of Directors of Holding Company shall have mutually agreed in writing upon a lower number prior to the Effective Time; provided, further, that if each Employee identified on Schedules 1.1(a)(2)(A) and (B) is not continuing as an employee of the ISS Surviving Corporation or Holding Company as of the Effective Time, then John Connolly and the Compensation Committee (or the equivalent thereof) of the Board of Directors of Holding Company shall approve a lower number of such Holding Company Options to be granted to such continuing employees.

7.16         Company Options.

The Board of Directors of the Company shall accelerate the vesting of the Company Options held by each Employee immediately prior to the Effective Time only to the extent that, with respect to the Company Options held by each such Employee, such Employee has timely submitted to RMG a properly completed and duly executed Option Election electing to receive, (a) in the case of the Employees set forth on Schedule 1.1(a)(2)(A), Holding Company Options having an aggregate value, based upon the Holding Company Per Share Value taking into account the applicable exercise price therefor, equal to at least 25% of the aggregate merger consideration otherwise payable to such Employee in cash hereunder for the aggregate number of Company Options and Company Shares held by such Employee, and (b) in the case of the Employees set forth on Schedule 1.1(a)(2)(B), Holding Company Options having a value equal to at least 15% of the aggregate merger consideration otherwise payable to such Employee in cash hereunder for the aggregate number of Company Options and Company Shares held by such Employee, in each case for determining the amounts pursuant to the foregoing clauses (a) and (b), including any Roll-Over Options.  Notwithstanding the foregoing, the Board shall accelerate the vesting of the Company Options held by each Person who is not Employee immediately prior to the Effective Time.

7.17         Labor; Employees.

(a)           At least fifteen (15) days prior to the expected Closing, the Company and its Subsidiaries shall deliver to RMG (i) the I-9 Forms as part of their normal business records, (ii) the H-1B Documentation and (iii) a full list of all foreign national Employees and their respective visa statuses and expiration dates.

(b)           The Company and its Subsidiaries shall notify the Employees of the Closing at least fifteen (15) days prior to the expected date thereof in order to facilitate the collection of the necessary documentation with respect to the matters contemplated by this Section 7.17.

7.18         Notification of Developments.

The Company shall give reasonably prompt notice to RMG, and RMG shall give reasonably prompt notice to the Company, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would cause or be reasonably expected to cause any condition set forth in Article VIII not to be satisfied from the date hereof to the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.18 shall not limit or otherwise affect the remedies available hereunder to a party receiving such notice or the representations and warranties of the parties contained herein, or the conditions to the obligations of the parties hereto.

7.19         Series A Dividends.

Immediately prior to the Effective Time, the Company shall pay to each holder of Series A Shares an amount equal to the Series A Dividends Per Share for each Series A Share held by such holder at such time.

7.20         Tax Matters.

(a)           The RMG Parties shall use their commercially reasonable efforts to obtain an opinion of Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), counsel to the RMG Parties, in form and substance reasonably satisfactory to the RMG Parties and dated the Closing Date, (i) to the effect that the RMG Merger will be treated as a reorganization under Section 368(a) of the Code and/or (ii) to the effect that the RMG Merger, when taken together with the ISS Merger, will be treated as a transfer of property to Holding Company by holders of RMG Company Stock governed by Section 351 of the Code (in rendering such opinion, Kramer Levin may rely on customary assumptions and upon representations contained in officers’ certificates of each of the parties hereto addressing such matters as Kramer Levin shall reasonably request).

(b)           The Company shall use its commercially reasonable efforts to obtain an opinion of Willkie Farr & Gallagher LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company and dated the Closing Date, to the effect that the ISS Merger, when taken together with the RMG Merger, will be treated as a transfer of property to Holding Company by holders of Company Stock governed by Section 351 of the Code (in rendering such opinion, Willkie Farr & Gallagher LLP may rely on customary assumptions and upon representations contained in officers’ certificates of each of the parties hereto addressing such matters as Willkie Farr & Gallagher LLP shall reasonably request).

(c)           If for any reason either or both of the opinions referred to in the foregoing paragraphs (a) and (b) above cannot be obtained on or prior to the Closing, the parties hereto shall implement an alternative taxable transaction structure in which a wholly-owned, newly-formed subsidiary of RMG shall merge with and into ISS, with ISS continuing as the surviving corporation, and which will otherwise be on the terms and conditions contained in this Agreement (preserving the economic, financial and business terms and conditions of this Agreement excluding the Tax consequences of the transaction, but including all other rights, liabilities, obligations and covenants contained herein).

(d)           Unless paragraph (c) above applies, with respect to the RMG Merger, this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. None of the parties hereto shall take or cause to be taken any action (or fail to take or cause not to be taken any action) which would or would be reasonably expected to (i) cause the RMG Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the ISS Merger and the RMG Merger, when taken together, to fail to qualify as an exchange under Section 351 of the Code.

7.21         Commitment Regarding Company Options.

The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable following the execution of this Agreement, an agreement from each holder of Company Options who has the title of “executive vice president” or higher that such holder shall not exercise any Company Options prior to the earlier of (a) the Closing Date and (b) the date this Agreement is terminated in accordance with its terms.

7.22         Capital Stock of Holding Company.

With effect at the Effective Time, RMG shall cause each share of capital stock of Holding Company, including all Holding Company Shares, owned of record or beneficially by RMG or any other Person outstanding immediately prior to the Effective Time to be cancelled and retired and to thereafter cease to exist.

7.23         2006 Annual Incentive Compensation Plan.

The 2006 Annual Incentive Compensation Plan of the Company provides for bonus payments based upon the targets and metrics, and according to the methodologies, set forth in Schedule 7.23.  The Company shall not amend such 2006 Annual Incentive Compensation Plan and shall make accruals and payments (upwards and downwards) consistent with Schedule 7.23 through the Closing Date, in each case consistent with the Company’s usual and historical practice.

7.24         280G Matters.

Prior to the Closing, the Company shall take all actions necessary, including, as necessary, obtaining the approval of the Stockholders, in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulation Section 1.280G-1, Q/A-7, such that no accelerated vesting of any Company Options, as contemplated hereunder, and no payment of any amounts (whether or not accelerated), will result in the disallowance of a deduction to the Company under Section 280G of the Code.

ARTICLE VIII - CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligations of RMG.

The obligation of RMG to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by RMG in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or be reasonably likely to have a Material Adverse Effect; provided, however, that each of the representations and warranties of the Company contained in Sections 5.4(a), 5.6(e), 5.21 and 5.32, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects, in each case as of the date of this Agreement and, solely with respect to Sections 5.4(a) (after giving effect to the exercises of Company Options as permitted hereunder) and 5.21, as of the Closing Date (or, if given as of a specific date, at and as of such date) (it being agreed that the Company’s failure, in and of itself, to meet any performance-related projections or forecasts shall not constitute a breach of Section 5.6(e)).  RMG shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect;

(b)           (i) the Company shall have performed and complied in all respects with all of the obligations and agreements required by Sections 7.3(b)(i), 7.3(b)(ii), 7.3(b)(iii), 7.3(b)(iv), 7.3(b)(v)(D), 7.3(b)(xvi) (but only in relation to sales, transfers or leases of assets to Stockholders), 7.3(b)(xx), 7.3(b)(xxi) (but only to the extent to which such Section 7.3(b)(xxi) relates to the other Sections listed in this clause (i)), Sections 7.16, 7.23 and 7.24 to be performed or complied with by it on or prior to the Closing Date, (ii) the Company shall have performed and complied in all material respects with all other obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and (iii) RMG shall have received a certificate signed by an authorized officer of the Company confirming each of the foregoing clauses (i) and (ii);

(c)           there shall not be in effect any applicable Law or any Order of a Governmental Body of competent jurisdiction, in each case restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           RMG shall have received the resignations of each of the directors and officers of the Company in office immediately prior to the Effective Time;

(e)           RMG shall have received from the Company an affidavit, under penalties of perjury, stating that the Company is not and has not been a U.S. real property holding corporation, dated as of the Closing Date and in form and substance as required under Treasury Regulations section 1.897-2(h);

(f)            the RMG Parties shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to the Company, with respect to the matters set forth on Exhibit 8.1(f);

(g)           there shall not have occurred any Material Adverse Effect since the date hereof;

(h)           the Election Period shall have expired; and

(i)            the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

8.2           Conditions Precedent to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of the RMG Parties contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or be reasonably likely to have a material adverse effect on the ability of any of the RMG Parties to perform its respective obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated hereby.  The Company shall have received a certificate signed on behalf of RMG by an authorized officer of RMG to such effect;

(b)           the RMG Parties shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the RMG Parties on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of RMG, confirming the foregoing;

(c)           there shall not be in effect any applicable Law or any Order of a Governmental Body of competent jurisdiction, in each case restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(e)           the Company shall have received the opinion of Kramer Levin, counsel to the RMG Parties, with respect to the matters set forth on Exhibit 8.2(e).

8.3           Frustration of Closing Conditions.

None of the Company or any of the RMG Parties may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, if such failure was caused by such party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1           Survival Past Closing.

The representations and warranties of the parties hereto contained herein shall not survive the Closing.

9.2           Sole Remedy.

The rights of the parties under Article IV and Section 10.11 shall be the exclusive remedy available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except for fraud.

9.3           No Reliance On or Recourse Against the Company.

Subject to Section 7.10, prior to the Closing, the Company shall use its commercially reasonable efforts to obtain from each Stockholder a release (collectively, the “Releases”) pursuant to which each such Stockholder (a) disclaims any reliance whatsoever upon the truth or accuracy of any of the representations or warranties given or made by the Company in this Agreement, (b) as of the Closing Date, irrevocably waives any and all defenses or right to recourse with respect to any misrepresentation or breach of any representation or warranty, or breach of or noncompliance with any agreements or covenants, given or made by the Company in this Agreement, and (c) as of the Closing Date, releases and forever discharges the Company and its Subsidiaries and their current and former Affiliates from liability for any and all Claims for Damages, of whatever kind or nature, at law or at equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against the Company or any of its Subsidiaries by any Stockholder arising out of, relating to or in respect of any period prior to the Closing.  No Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or an of its Subsidiaries with respect to any Damages imposed on or incurred by any Stockholder in connection with this Agreement or the transactions contemplated hereby.

ARTICLE X - MISCELLANEOUS

10.1         Payment of Sales, Use or Similar Taxes.

Except as set forth in Section 3.3(a), all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the RMG Parties.

10.2         Expenses.

Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each of the Company and the RMG Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement, the Company Documents, the RMG Documents and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and each holder of Company Stock and Company Options shall bear its own expenses in connection herewith and therewith.

10.3         Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York, City of New York, Borough of Manhattan, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

10.4         Entire Agreement; Amendments and Waivers.

This Agreement (including the Disclosure Schedule and exhibits hereto), the Company Documents, RMG Documents and the Confidentiality Agreement represent the entire understanding and agreement, and supersede all prior understandings and agreements (written or oral) between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

10.6         Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Institutional Shareholder Services Holdings, Inc.

2099 Gaither Road

Rockville, MD 20850

Attn:  Chief Legal Officer

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile:  (212) 728-8111

Attn:  Jeffrey R. Poss, Esq.

If to any of the RMG Parties, to:

RiskMetrics Group, Inc.

One Chase Manhattan Plaza

44th Floor

New York, NY 10005

Attn:  Chief Executive Officer

With a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Facsimile:  (212) 715-8000

Attn:  Howard T. Spilko, Esq.

10.7         Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8         Binding Effect; Assignment; Third Party Beneficiaries.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except (i) as contemplated by Section 7.10, (ii) the rights of the Stockholders and the holders of Company Options to receive the consideration for their Company Stock and Company Options, respectively, at or following the Effective Time in accordance with Article III, and (iii) the right of the Company, on behalf of the Stockholders, to pursue damages for any RMG Party’s breach of this Agreement or fraud that results in the Company’s termination of this Agreement pursuant to Section 4.2(e) or in connection with RMG’s breach of this Agreement as contemplated in the first proviso of Section 4.4.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that any RMG Party may (i) assign any or all of its rights and interests hereunder to one or more of its direct or indirect wholly-owned Subsidiaries or to any lender as collateral security, including to any of the Persons set forth on Schedule 10.8 in connection with the Debt Financing, and (ii) designate one or more of its direct or indirect wholly-owned Subsidiaries to perform its obligations hereunder; provided, further, however, that in any such case, such RMG Party shall remain responsible for the performance of all of its obligations hereunder.

10.9         Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.10       Waiver of Jury Trial.

Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, and RMG Documents or any transaction contemplated hereby or thereby.  Each party hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement, the Company Documents and the RMG Documents, as applicable, by, among other things, the mutual waivers and certifications contained in this Section 10.10.

10.11       Specific Performance.

The RMG Parties acknowledge and agree that the breach of this Agreement by any of the RMG Parties would cause irreparable damage to the Company and that the Company will not have an adequate remedy at law, and the Company acknowledges and agrees that the breach of this Agreement by the Company would cause irreparable damage to the RMG Parties and that the RMG Parties will not have an adequate remedy at law.  Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INSTITUTIONAL SHAREHOLDER SERVICES HOLDINGS, INC.

By:	/s/ John M. Connolly
Name: John M. Connolly
Title: President

RISKMETRICS GROUP, INC.

By:	/s/ Ethan Berman
Name: Ethan Berman
Title: President

RMG HOLDCO, INC.

By:	/s/ Ethan Berman
Name: Ethan Berman
Title: President

RMG MERGER SUB, INC.

By:	/s/ Ethan Berman
Name: Ethan Berman
Title: President

ISS MERGER SUB, INC.

By:	/s/ Ethan Berman
Name: Ethan Berman
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of ISS Written Consent

WRITTEN CONSENT OF STOCKHOLDERS

OF

INSTITUTIONAL SHAREHOLDER SERVICES HOLDINGS, INC.

IN LIEU OF A SPECIAL MEETING

The undersigned, constituting the holders of at least (i) a majority in interest of the outstanding capital stock of Institutional Shareholder Services Holdings, Inc., a Delaware corporation (the “Company”) and (ii) sixty-five percent (65%) of the Company’s outstanding shares of Series A Preferred Stock (the “Required Preferred Stockholders”), for the purpose of taking action without a meeting of stockholders pursuant to Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby consent to and adopt the following resolutions by written consent, waive all requirements with respect to notice regarding such actions, and direct that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Company:

APPROVAL OF MERGER AGREEMENT

WHEREAS, the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, RiskMetrics Group, Inc., a Delaware corporation (“RMG”), RMG Holdco, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of RMG (“Holding Company”), RMG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holding Company (“RMG Merger Sub”), ISS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holding Company (“ISS Merger Sub”) was unanimously approved by the Board of Directors of the Company;

WHEREAS, the Board of Directors of the Company authorized the Officers (as defined below) to execute and deliver the Merger Agreement in the name and on behalf of the Company in the form attached hereto as Exhibit A;

WHEREAS, the Company’s Board of Directors has determined that the Merger Agreement is fair and in the best interests of the Company and its stockholders and has unanimously recommended, in accordance with the requirements of Section 251(c) of the DGCL, that its stockholders approve the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Merger described in the Merger Agreement would constitute a “Change in Control” as defined in Section 8(a) of the Company’s Certificate of Designation dated July 11, 2002, as amended and in effect on the date hereof (the “Certificate of Designation”);

WHEREAS, pursuant to Section 8(c) of the Certificate of Designation, the Company must provide written notice at least thirty (30) days prior to any Change in Control to each holder of record of Series A Preferred Stock notifying such holder of the Change in Control and summarizing in reasonable detail the transaction giving rise to the Change in Control (the “Notice Requirement”);

WHEREAS, pursuant to Section 4(e) of the Certificate of Designation, the Company may amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock with the written consent or affirmative vote of the Required Preferred Stockholders; and

WHEREAS, the Required Preferred Stockholders believe it is in their best interests and the best interests of the Company to waive the Notice Requirement.

NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Merger Agreement (including any exhibits and schedules referenced therein) and any related transactions contemplated by the Merger Agreement be, and they hereby are, authorized and approved in all respects by the undersigned stockholders, including the Required Preferred Stockholders; and be it further

RESOLVED, that the Notice Requirement is hereby waived by the Required Preferred Stockholders.

WAIVER OF DISSENTERS’ RIGHTS

WHEREAS, the undersigned stockholders are afforded appraisal rights pursuant to the terms of Section 262 of the DGCL (“Dissenters’ Rights”); and

WHEREAS, pursuant to Section 262 of the DGCL, the Dissenters Rights are not available if the stockholder votes in favor of, or consents to, the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned, having voted in favor of the Merger Agreement and the transactions contemplated thereby pursuant to this Written Consent, hereby acknowledge and affirm the waiver of their Dissenters’ Rights and any notice requirements in connection therewith with respect to the Merger Agreement or the transactions contemplated thereby.

MISCELLANEOUS RESOLUTIONS

RESOLVED, that the directors and officers of the Company are hereby authorized and directed to execute, deliver, perform, file and record all such documents or instruments and to take all such action as such directors and officers may deem necessary or desirable in connection with the foregoing resolutions in order to consummate the intents and purposes thereof; and be it further

RESOLVED, that this Written Consent may be executed in one or more original or facsimile counterparts, and all such counterparts taken together shall constitute one and the same document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent of Stockholders of Institutional Shareholder Services Holdings, Inc. in Lieu of A Special Meeting as of ______________, 2006.

STOCKHOLDER:

(Insert Name of Entity, if any)

By:

Printed Name:

Title (if applicable):

Exhibit B

Form of RMG Written Consent

ACTION BY WRITTEN CONSENT
IN LIEU OF A MEETING
OF THE STOCKHOLDERS

OF

RISKMETRICS GROUP, INC.

__________, 2006

The undersigned, constituting the holders of a majority in interest of the issued and outstanding capital stock of RiskMetrics Group, Inc., a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware, do hereby adopt and consent to the adoption of the following resolutions in lieu of a meeting of the stockholders of the Corporation (the “Stockholders”) with the same force and effect as though adopted at a meeting duly called and held:

WHEREAS, the Board of Directors of the Corporation (the “Board”) has previously approved the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Corporation, RMG Holdco, Inc. (“Holding Company”), RMG Merger Sub, Inc. (“RMG Merger Sub”), ISS Merger Sub, Inc. (“ISS Merger Sub”), and Institutional Shareholder Services Holdings, Inc. (“ISS”), in substantially the form attached hereto as Exhibit A, and the transactions contemplated thereby, including, without limitation, the acquisition by Holding Company of all the capital stock of each of the Corporation and ISS by means of the merger of the RMG Merger Sub with and into the Corporation, with the Corporation continuing as the surviving company (the “RMG Merger”), and the merger of ISS Merger Sub with and into ISS, with ISS continuing as the surviving company (the “ISS Merger” and, together with the RMG Merger, the “Mergers”); and

WHEREAS, the Board has (i) declared the Merger Agreement and the Mergers to be advisable and in the best interests of the Corporation and the Stockholders, including, with respect to the Merger Agreement, with such changes, additions and modifications thereto as the officer or officers of the Corporation executing and delivering the same shall approve, such execution and delivery to be conclusive evidence of such approval on behalf of the Corporation, and (ii) recommended that the Stockholders adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Mergers, in accordance with the terms of the Merger Agreement, in substantially the form approved by the Board and attached hereto as Exhibit A, be, and the Mergers and the Merger Agreement, and the other transactions contemplated by the Merger Agreement, hereby are, approved and adopted, including, with respect to the Merger Agreement, with such changes, additions and modifications thereto as the officer or officers of the Corporation executing and delivering the same shall approve, such execution and delivery to be conclusive evidence of such approval on behalf of the Corporation; and be it further

RESOLVED, that the proper officers of the Corporation, acting individually or together, be, and each of them hereby is, authorized, empowered and directed to take all such action, execute all such documents, take such steps and perform such acts, each as may be necessary, appropriate or, in their judgment, incident or convenient to the implementation and execution of the purposes of any of the foregoing resolutions, and any such action taken, documents executed or acts taken by them shall be conclusive evidence of their authority in so doing.

IN WITNESS WHEREOF, the undersigned Stockholders have executed this Written Consent as of the date set forth above.  This Written Consent may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

STOCKHOLDER:

By:

Name:

Title (if not an individual):

Exhibit 8.1(f)

Matters to be Addressed by Opinion of Willkie Farr & Gallagher LLP

1.  The Company(1) is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.  Each Subsidiary of the Company that is incorporated or organized in the State of New York or the State of Delaware is duly organized, validly existing and in good standing under the Laws of such jurisdiction.

3.  The Company has all requisite power and authority to execute and deliver the Merger Agreement as well as the Company Disclosure Schedule, the ISS Certificate of Merger and the certificates referred to in sections 8.1(a) and (b) of the Merger Agreement (each, a “Company Document”) and to perform its obligations under the Merger Agreement and each Company Document.

4.  The Company has taken all requisite corporate actions to duly authorize the execution, delivery and performance of the Merger Agreement and each Company Document and has duly executed and delivered the Merger Agreement and each Company Document.

5.  Each of the Merger Agreement and the Company Documents constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.  The execution and delivery by the Company of the Merger Agreement and the Company Documents, and the consummation by the Company of the transactions contemplated thereby, do not: (i) require any approval of its stockholders, except for those stockholder consents that have been obtained and not withdrawn; (ii) result in the violation of any of the Company Organizational Documents; or (iii) result in the violation of any applicable Law.

7.  The execution and delivery by the Company of the Merger Agreement and the Company Documents, and the consummation by the Company of the transactions contemplated thereby, do not require approval or consent from, or any filings with, any Governmental Body under any applicable Law, other than those listed on Schedule I, which approvals, consents and/or filings have been obtained or made.

8.  The authorized capital stock of the Company consists solely of 55,000 shares of Company Common Stock and 35,000 shares of Preferred Stock, of which 35,000 shares are designated Series A Preferred Stock.

(1)  Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement.

Exhibit 8.2(e)

Matters to be Addressed by Opinion of Kramer Levin Naftalis & Frankel LLP

1.  Each of the RMG Parties(1) is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.  Each of the RMG Parties has all requisite power and authority to execute and deliver each of the Merger Agreement, the RMG Disclosure Schedule, the Certificates of Merger and the certificates referred to in Sections 8.2(a) and (b) of the Merger Agreement (each, an “RMG Document”) to the extent executed and delivered by it and to perform its obligations under the Merger Agreement and each RMG Document executed and delivered by it.

3.  Each of the RMG Parties has taken all requisite corporate actions to duly authorize the execution, delivery and performance of the Merger Agreement and each RMG Document executed and delivered by it and has duly executed and delivered the Merger Agreement and each RMG Document executed and delivered by it.

4.  The Merger Agreement constitutes a valid and binding obligation of each of the RMG Parties, enforceable against each of the RMG Parties in accordance with its terms.

5.  Each of the RMG Documents constitutes a valid and binding obligation of each of the RMG Parties that have executed and delivered such RMG Document, and is enforceable against each such RMG Party in accordance with its terms.

6.  The execution and delivery by the RMG Parties of the Merger Agreement and the RMG Documents, and the consummation by the RMG Parties of the transactions contemplated thereby, do not: (i) require any approval of its stockholders, except for those stockholder consents that have been obtained and not withdrawn; (ii) result in the violation of any of RMG Parties’ organizational documents; or (iii) result in the violation of any applicable Law.

7.  The execution and delivery by each of the RMG Parties of the Merger Agreement and the RMG Documents executed and delivered by it, and the consummation by the RMG Parties of the transactions contemplated thereby, do not require approval or consent from, or any filings with, any Governmental Body under any applicable Law, other than those listed on Schedule I, which approvals, consents and/or filings have been obtained or made.

8.  The authorized capital stock of RMG consists solely of 35,000,000 shares of RMG Common Stock.

(1)  Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement.